Filed Pursuant to Rule 424(b)(5)
Registration Nos. 333-146212 and 333-161425
PROSPECTUS SUPPLEMENT
(To Prospectus Dated October 1, 2007)
5,714,286 Units
Units consisting of One Share of Common Stock, par value $0.01 per share and
One Warrant to Purchase 0.47 Shares of Common Stock, par value $0.01 per share
This prospectus supplement and the accompanying prospectus relate to the sale of up to 5,714,286 units with each unit consisting of one share of our common stock and warrants to purchase up to 5,714,286 shares of our common stock and the issuance of up to 2,685,714 shares of our common stock upon exercise of the warrants. Purchasers will receive warrants to purchase up to 0.47 shares of common stock at an exercise price of $0.70 per share for each share of common stock they purchase in this offering. Units will not be issued or certificated. The shares of common stock and the warrants will be issued separately but purchased together in this offering.
MHR Institutional Partners IIA LP and its affiliates are purchasing in a private placement, concurrent with this offering, units at a price per unit of $0.665, with such units consisting of a total of 6,015,037 shares of our common stock and warrants to purchase up to 3,729,323 shares of our common stock at an exercise price of $0.70. Further information about the MHR private placement and its effect on your investment in the Company are provided in this prospectus supplement.
You should carefully read this prospectus supplement and the accompanying prospectus, together with the documents we incorporate by reference, before you invest in our securities.
Our common stock is listed on the Over-the-Counter Bulletin Board (“OTCBB”) under the ticker symbol “EMIS.” The last reported sale price of our common stock on the OTCBB on August 18, 2009 was $1.05 per share. The warrants will not be listed on any securities exchange.

	Per Unit	Total
Public offering price	$0.70	$4,000,000
Placement agent’s fees	$0.04	$240,000
Proceeds, before expenses, to Emisphere Technologies, Inc.	$0.66	$3,760,000
We retained Rodman & Renshaw, LLC as placement agent to use its reasonable best efforts to solicit offers to purchase our securities in this offering. The placement agent is not purchasing or selling any securities pursuant to this prospectus supplement or the accompanying prospectus. We expect that delivery of the securities being offered pursuant to this prospectus supplement will be made to purchasers on or about August 24, 2009.
The aggregate market value of our outstanding common stock held by non-affiliates is $28,996,830, based on 30,341,078 shares of outstanding common stock, of which 25,547,868 are held by non-affiliates, and a per share price of $1.135 based on the average price of our common stock on August 10, 2009. We have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus.
Investing in our securities involves a high degree of risk and the purchasers of the securities may lose their entire investment. See “Risk Factors” beginning on page S-6 to read about factors you should consider before buying our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
RODMAN & RENSHAW, LLC
The date of this Prospectus Supplement is August 19, 2009.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus supplement is accurate as of any date other than the date on the front of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since then.

Prospectus Supplement
Accompanying Prospectus

S-i

ABOUT THIS PROSPECTUS
This prospectus supplement and the accompanying prospectus dated October 1, 2007 are part of a “shelf” registration statement on Form S-3 we filed on September 20, 2007 with the Securities and Exchange Commission, or SEC. Pursuant to General Instruction I.B.6 of Form S-3 and so long as such instruction is applicable to us, we are permitted to use the “shelf” registration statement of which this prospectus forms a part to sell a maximum amount of securities equal to one-third of the aggregate market value of our outstanding, voting and non-voting common equity, held by non-affiliates, in any 12 month period. Based on the aggregate market value of our outstanding common stock held by non-affiliates as of August 10, 2009 of $28,996,830, we may sell up to approximately $9.7 million in securities under the shelf registration statement during the next 12 months. The calculation of the actual amount of securities we may sell under the shelf registration statement during any 12 calendar month period is made at the time of each sale, and may be greater or less than this amount. In connection with this offering, we registered an additional 1,400,000 shares of common stock and warrants to purchase common stock pursuant to Rule 462(b) of the Securities Act on a registration statement on Form S-3.
This document is comprised of two parts. The first part is this prospectus supplement, which describes the terms of this offering of our common stock and warrants and also adds to and updates information contained in or incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more information about us and the type of securities we may offer from time to time under our shelf registration statement. To the extent there is a conflict between the information contained, or referred to, in this prospectus supplement, on the one hand, and the information contained, or referred to, in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement shall control. We have not authorized any broker, dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy common stock and warrants, nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy common stock and warrants in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement and any accompanying prospectus is delivered or common stock and warrants are sold on a later date.
We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.
In this prospectus supplement, “Emisphere,” the “Company,” “we,” “us” and “our” refer to Emisphere Technologies, Inc.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement and the registration statement of which it forms a part, any accompanying prospectus and the documents incorporated by reference into these documents contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We use words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend,” “will,” “foresee” and similar expressions to identify these forward-looking statements. In addition, from time to time we or our representatives have made or may make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that we make with the SEC, or press releases or oral statements made by or with the approval of one of our authorized executive officers. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those discussed in the section entitled “Risk Factors” beginning on page S-6 of this prospectus supplement. Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which reflect management’s opinions only as of the date hereof. Except as required by law, Emisphere undertakes no obligation to revise or publicly release the results of any revision to any forward-looking statements. You are advised, however, to consult any additional disclosures we have made or will make in our reports to the SEC on Forms 10-K, 10-Q and 8-K. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus supplement.

S-ii

ABOUT EMISPHERE
Overview
Emisphere Technologies, Inc. is a biopharmaceutical company that focuses on a unique and improved delivery of therapeutic molecules or nutritional supplements using its Eligen® Technology. These molecules could be currently available or are under development. Such molecules are usually delivered by injection; in many cases, their benefits are limited due to poor bioavailability, slow on-set of action or variable absorption. In those cases, our technology may increase the benefit of the therapy by improving bioavailability or absorption or by increasing the onset of action. The Eligen® Technology can be applied to the oral route of administration as well other delivery pathways, such as buccal, rectal, inhalation, intra-vaginal or transdermal.
Since our inception in 1986, substantial efforts and resources have been devoted to understanding the Eligen® Technology and establishing a product development pipeline that incorporated this technology with selected molecules. Although no products have been commercialized to date, research and investment is now being placed behind both the pipeline and the advancement of this technology. Further development and exploration of the technology entail risk and operational expenses. However, we have made significant progress on refocusing our efforts on strategic development initiatives and cost control and continue to aggressively seek to reduce non-strategic spending.
In 2007 and 2008, Emisphere reevaluated the Eligen® Technology and refocused our corporate strategy on commercializing the Eligen® Technology as quickly as possible, building high-value partnerships and reprioritizing the product pipeline. Spending was redirected and aggressive cost control initiatives were implemented. These changes resulted in redeployment of resources to programs that may yield commercial products in a shorter period of time. In addition to continuing to develop product candidates in-house, we demonstrated and enhanced the value of our Eligen® Technology by attracting new partners like Novo Nordisk and rejuvenating existing partnerships like Novartis.
The application of the Eligen® Technology is potentially broad and may provide for a number of opportunities across a spectrum of therapeutic modalities. During the first quarter of 2009, we continued to develop our product pipeline utilizing the Eligen® Technology with prescription and nonprescription product candidates. We prioritized our development efforts based on overall potential returns on investment, likelihood of success, and market and medical need. Our goal is to implement our Eligen® Technology to enhance overall healthcare, including patient accessibility and compliance, while benefiting the commercial pharmaceutical marketplace and driving company valuation.
Investments required to continue developing our product pipeline may be partially paid by income-generating license arrangements whose value tends to increase as product candidates move from pre-clinical into clinical development. It is our intention that incremental investments that may be required to fund our research and development will be approached incrementally in order to minimize disruption or dilution.
We plan to attempt to expand our current collaborative relationships to take advantage of the critical knowledge that others have gained by working with our technology. We will also continue to pursue product candidates for internal development and commercialization. We believe that these internal candidates must be capable of development with reasonable investments in an acceptable time period and with a reasonable risk-benefit profile.
Our product pipeline includes prescription and nutritional supplement candidates. On the prescription side, our licensees include Novartis Pharma AG (“Novartis”), which is using our drug delivery technology in combination with salmon calcitonin, parathyroid hormone, and human growth hormone. Their most advanced program is testing an oral formulation of calcitonin to treat osteoarthritis and osteoporosis. Novartis is conducting two Phase III clinical studies for osteoarthritis and one Phase III clinical study for osteoporosis. During the third quarter of 2008 Novartis completed enrollment for the first trial for osteoarthritis; a multi-center Phase III study exploring the safety and efficacy of an oral formulation of salmon calcitonin using Emisphere’s proprietary Eligen® Technology to treat patients with osteoarthritis of the knee. This study, which will be used to support the filing with health authorities worldwide, includes more than 1,100 patients between the ages of 51 and 80 years old with a medical history and symptoms of knee osteoarthritis. This study will be conducted mainly in Europe and is estimated to be completed during the second half of 2010. In October 2008, Emisphere also announced that Novartis Pharma AG and Nordic Bioscience initiated a second multi-center Phase III study exploring the safety and efficacy of an oral formulation of salmon calcitonin to treat patients with osteoarthritis of the knee. This second study, designed to meet Food and Drug Administration (“FDA”) requirements for U.S. registration, will examine patients between 51 and 80 years of age suffering from painful symptoms of knee osteoarthritis. The study will be conducted in multiple sites, including the U.S., with an estimated completion during the second half 2011.
Novartis is also conducting a Phase III trial for osteoporosis. This Phase III trial is a multi-center study exploring the safety and efficacy of oral Eligen® salmon calcitonin to treat vertebral fractures in postmenopausal women aged 60-80 with osteoporosis. The last of 4,500+ patients was recruited for the osteoporosis study in the final week of June 2008, and the three-year study will be conducted in North and South America, Europe and Asia. Now that these Phase III studies are fully enrolled, over 5,500 clinical study patients will be using the Eligen® Technology in 2009.
A study Novartis Pharma AG and its partner Nordic Bioscience published in the December 2008 issue of BMC Clinical Pharmacology demonstrated that orally administered salmon calcitonin using Emisphere’s carrier, (5-CNAC) an Eligen® oral delivery technology, is effective in reducing bone breakdown. The randomized, double-blind, double-dummy, placebo-controlled study among 81 subjects in Copenhagen was conducted on behalf of Emisphere’s partner Novartis Pharma AG by Nordic Bioscience and M.A. Karsdal, I. Byrjalsen, B.J. Riis and C. Christiansen. The study suggests that orally administered 0.8 mg of salmon calcitonin was effective in suppression of Serum CTX irrespective of time of dosing. Serum CTX-1 (Serum C-terminal telo-peptide of collagen type I) is the biochemical marker used to measure bone resorption. There were no safety concerns with the salmon calcitonin oral formulation using Emisphere’s carrier 5-CNAC, which had been previously demonstrated in earlier studies.
A study Novartis Pharma AG and its partner Nordic Bioscience published in the October 2008 issue of BMC Clinical Pharmacology demonstrated that oral salmon calcitonin using Emisphere’s proprietary Eligen® Technology taken 30 to 60 minutes before meals with 50 ml of water results in improved absorption and improved efficacy measured by the biomarker of reduced bone resorption (sCTX-I) compared to the commonly prescribed nasal formulation. The study was a randomized, partially-blind, placebo-controlled, single dose exploratory crossover clinical trial using 56 healthy postmenopausal women.
Novartis is also conducting a Phase I study in postmenopausal women to determine the safety and tolerability of oral PTH134, a combination of human PTH-1-34 and Emisphere’s delivery agent 5-CNAC, for the treatment of postmenopausal osteoporosis. The study is designed to assess the bioavailability profile of increasing doses of PTH-1-34 combined with different amounts of 5-CNAC administered orally. The trial is being conducted in Switzerland and is estimated to yield first interpretable results by the end of the year.
Research using the Eligen® Technology and GLP-1, a potential treatment for Type 2 diabetes is being conducted by Novo Nordisk A/S (“Novo Nordisk”) and by Dr. Christoph Beglinger, M.D., an independent medical researcher at University Hospital in Basel, Switzerland. We had previously conducted extensive tests on oral insulin for Type 1 diabetes and concluded that a more productive pathway is to move forward with GLP-1 and its analogs, an oral form of which might be used to treat Type 2 diabetes and related conditions. Consequently, on June 21, 2008 we entered into an exclusive Development and License Agreement with Novo Nordisk focused on the development of oral formulations of Novo Nordisk’s proprietary GLP-1 receptor agonists. Novo Nordisk’s development efforts are in the early preclinical stage. Additionally, a second early stage human study of an oral formulation that combines PYY and native GLP-1 with Emisphere’s proprietary delivery agent known as SNAC was conducted at University Hospital by Professor Beglinger. The study demonstrated the oral delivery of the GLP-1 peptide was safe and effective and that the oral formulation of GLP-1 stimulated an early increase in fasting insulin and a decrease in fasting glucose as compared to placebo.
Emisphere is independently developing Eligen® B12 as a nutritional supplement product candidate. Following our proof of concept animal studies of the absorption of vitamin B12 using our Eligen® Technology, additional preclinical studies using dogs further demonstrated that the Eligen® Technology enhances the absorption of oral B12 and confirmed earlier proof of concept studies conducted in rats. We have completed our first clinical study testing our new vitamin B12 formulation in 20 normal healthy males.
The data from our first pharmacokinetic study showed mean vitamin B12 peak blood levels were more than 10 times higher for the Eligen® B12 5mg formulation than for the 5mg commercial formulation. The mean time to reach peak concentration (Tmax) was reduced by over 90%; to 0.5 hours for the Eligen® B12 5mg from 6.8 hours for the commercial 5mg product. Improvement in bioavailability was approximately 240%, with absorption time at 30 minutes and a mean bioavailability of 5%. The study was conducted with a single administration of Eligen® B12; there were no adverse reactions, and Eligen® B12 was well-tolerated.
The data from our first Eligen® B12 clinical study demonstrates a new, more bioavailable oral form vitamin B12 and a potential new avenue for addressing the problems with B12 supplementation. Eligen® B12 avoids the normal specialized absorption process that limits absorption of vitamin B12 from current formulations. By circumventing the current absorption process, Eligen® B12 may present an opportunity to reduce the potential uncertainty associated with oral megadoses of vitamin B12 and may reduce the substantial number of injections being taken by millions of individuals.
The Company is planning one or more additional clinical studies, including pharmacokinetic and safety and efficacy studies in vitamin B12 deficient people to further elucidate the advantages of the Eligen® technology. Currently, it is estimated that at least five million people in the U.S. are taking 40 million injections of vitamin B12 per year to treat a variety of debilitating medical conditions (as noted above). Another estimated five million are consuming more than 600 million tablets of vitamin B12 orally.
The safety of the carrier we plan to use to deliver Eligen® B12 has been demonstrated in earlier preclinical and clinical studies. Since vitamins are regulated by the FDA under different provisions than those used for drugs and biologicals, we anticipate that our development of vitamins may be shorter and less expensive than for a prescription drug.
The Company also continues to focus on improving operational efficiency. On December 8, 2008 we announced plans to strengthen our financial foundation while maintaining our focus on advancing and commercializing the Eligen® Technology. By closing our research and development facility in Tarrytown, New York and utilizing independent contractors to conduct essential research and development, we have reduced our annual operating costs by approximately 55% from 2008 levels. Annual cash expenditures were reduced by approximately $11 million and the resulting cash burn rate to support continuing operations is approximately $8 million per year. Additionally, we expect to accelerate the commercialization of the Eligen® Technology in a cost effective way and to gain operational efficiencies by tapping into more advanced scientific processes independent contractors can provide.
On April 29, 2009, the Company entered into a Lease Termination Agreement (the “Agreement”) with BMR-Landmark at Eastview, LLC, a Delaware limited liability company (“BMR”) pursuant to which the Company and BMR terminated the lease (“Lease”) of space at 765 and 777 Old Saw Mill River Road in Tarrytown, New York (the “Lease Premises”). The Company had previously announced its decision to close its research and development facility located on the Lease Premises in an effort to improve operational efficiency and to strengthen its financial foundation. Pursuant to the Agreement, the Lease was terminated effective as of April 1, 2009. The Company was allowed to enter and access the Lease Premises from April 1, 2009 until April 30, 2009, for the sole purpose of winding down the Company’s operations in the Lease Premises, removing its property and decommissioning the Lease Premises.
The Agreement provides that the Company shall make the following payments to BMR: (a) $1 million, payable upon execution of the Agreement, (b) $0.5 million, payable six months after the execution date of the Agreement, and (c) $0.75 million, payable twelve months after the execution date of the Agreement. By terminating its Tarrytown lease, the Company’s monthly cash burn rate is reduced by approximately $0.3 million immediately. In addition, a total of approximately $14 million in future lease payments were eliminated. Through this lease termination agreement the Company realized a critical milestone in its cost control plan, which will help meet its cash burn target of between $7 million and $8 million per year.
During April 2009 we announced a strategic alliance with AAIPharma intended to expand the application of Emisphere’s Eligen® Technology and AAIPharma’s drug development services. AAIPharma Inc. is a global provider of pharmaceutical product development services that enhance the therapeutic performance of its clients’ drugs. The company works with many pharmaceutical and biotech companies and currently provides drug product formulation development services to Emisphere. This relationship expands our access to new therapeutic candidates for the Eligen® Technology, which potentially could lead to new products and to new alliance agreements as well. We are also pleased that a global provider of pharmaceutical product development services with the stature of AAI has chosen to combine with Emisphere in a synergistic alliance that will benefit both organizations. This strategic alliance supports AAI’s strategy to offer drug delivery options to its pharmaceutical and biotech customers.
During May 2009 the Company announced data from a clinical study designed to assess the effect of oral administration of two peptides, GLP-1 and PYY3-36, utilizing Emisphere’s Eligen® Technology on appetite suppression. The study was conducted at the University Hospital in Basel, Switzerland by Professor Christoph Beglinger, of the Clinical Research Center, Department of Biomedicine Division of Gastroenterology, and Department of Clinical Pharmacology and Toxicology at the hospital. The randomized, double-blind, placebo-controlled trial was conducted in 16 normal weight males between the ages of 18 and 40. The study was designed to investigate the effects of orally administered GLP-1 and PYY3-36 formulated with Emisphere’s Sodium N-[8-(2-hydroxybenzoyl) Amino] Caprylate (“SNAC”) carrier and their potential effect in the control of food intake and satiety. Prior studies have shown the ability of both peptides to reduce appetite and food consumption in healthy subjects and in patients with obesity. The study concluded that these orally administered peptides, when delivered with Emisphere’s SNAC carrier, were rapidly absorbed from the gastrointestinal tract, leading to concentrations several times higher than endogenous hormone levels achieved after a standard test meal. Specifically, results showed that oral GLP-1 (2 mg tablet) alone and the combination of oral GLP-1 (2 mg tablet) plus PYY3-36 (1 mg tablet) induced a significant reduction in calorie intake although there was no synergistic effect when the two peptides were used in combination. Oral PYY3-36 at a 1 mg dose by itself, did not significantly reduce calorie intake. Oral GLP-1 (2 mg tablet) and oral PYY3-36 (1 mg tablet) were both shown to induce a rapid increase in plasma GLP-1 concentrations and plasma PYY concentrations, respectively. This new data represents further evidence of the ability of the Eligen® Technology, and the SNAC carrier, to enhance oral absorption of peptides which normally exhibit low oral bioavailability. In this case, GLP-1 alone, and the combination of the two peptides together, were able to cross the gastrointestinal tract into the bloodstream in high enough concentrations to significantly affect appetite.
On May 1, 2009, the Company was informed by an independent expert panel of scientists that its SNAC carrier has been provisionally designated as Generally Recognized as Safe (“GRAS”) for its intended application in combination with nutrients added to food and dietary supplements. Following a comprehensive evaluation of research and toxicology data, Emisphere’s SNAC was found to be safe at a dosage up to 250 mg per day when used in combination with nutrients to improve their dietary availability.
On May 19, 2009, Franklin M. Berger was appointed to the Company’s Board of Directors.

During June 2009 the Company entered into a research agreement with Syracuse University to combine Emisphere’s proprietary Eligen® oral drug delivery technology with a new oral drug delivery system developed in the laboratory of Robert Doyle, Assistant Professor of Chemistry in Syracuse University’s College of Arts and Sciences. The experiments will test whether the combination of Eligen® and Doyle’s oral drug delivery technology will enhance the absorption of an appetite-suppressing hormone. Dr. Doyle and his colleagues have successfully developed innovative methods for the oral delivery of both proteins and peptides using novel methods. There may be significant potential for innovation in this partnership and an opportunity for further expansion for the use of the Eligen® Technology in the drug delivery arena. Researchers in Doyle’s lab are trying to find a way to create an appetite-suppressing drug using PYY that can be taken orally rather than by injection. PYY is a hormone that is released by the cells lining the small intestine after people eat, which signals feelings of “fullness.” Recent research has shown that the higher the level of PYY in the bloodstream, the greater the feeling of fullness. The Eligen® Technology platform has shown great promise for improving the body’s ability to absorb both small and large molecule drugs. Dr. Doyle and his colleagues at Syracuse University are interested in assessing its ability to overcome the limited natural absorption of their vitamin based carrier to achieve significant advancements in oral protein/peptide delivery.
As of June 9, 2009, our common stock has been trading on the Over-the-Counter Bulletin Board (“OTCBB”).
On July 28, 2009 the Company announced that, concurrent with the publication of two papers in the July/August issue of the peer reviewed journal, International Journal of Toxicology, which describes the toxicology of its SNAC carrier, SNAC has achieved GRAS status for its intended use in combination with nutrients added to food and dietary supplements. The publication of two papers in the International Journal of Toxicology was the final, necessary step in the process of obtaining GRAS status for its SNAC carrier. Now that SNAC has achieved GRAS status, it is exempt from pre-market approval for its intended use in combination with nutrients added to food and dietary supplements. This opens the way for the potential commercialization of the Eligen® Technology with other substances such as vitamins. The Company expects that the first of these products will be its oral Eligen® Vitamin B12 product.
Our other product candidates in development are in earlier or preclinical research phases, and we continue to assess them for their compatibility with our technology and market need. Our intent is to seek partnerships with pharmaceutical and biotechnology companies for certain of these products. If we obtain adequate financing, we plan to expand our pipeline with product candidates that demonstrate significant opportunities for growth.
Our principal executive office is located at 240 Cedar Knolls Road, Suite 200, Cedar Knolls, NJ 07927 and our telephone number is (973) 532-8001.

THE OFFERING

Common stock being offered by us in this offering	5,714,286 shares of common stock

Warrants offered by us in this offering	Warrants to purchase 2,685,714 shares of common stock

Common stock issuable upon exercise of the warrants	2,685,714 shares of common stock

Common stock to be outstanding after this offering	36,055,364 shares of common stock (1)(2)

Use of proceeds	Any net proceeds we may receive will be used to meet our working capital needs and general corporate purposes. See “Use of Proceeds.”

OTCBB symbol	“EMIS”

Risk factors	Investing in our common stock and warrants involves a high degree of risk and the purchasers of our common stock, warrants and the underlying common stock may lose their entire investment. See “Risk Factors” and the other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of risk factors you should carefully consider before deciding to invest in our securities.
     (1) The number of shares of common stock to be outstanding after this offering is based on 30,341,078 shares outstanding as of June 30, 2009.
     (2) The number of shares of common stock to be outstanding after this offering excludes:
•	3,962,139 shares issuable upon the exercise of stock options outstanding at a weighted average exercise price of $11.72 as of June 30, 2009;

•	2,972,049 shares issuable upon exercise of outstanding warrants or options to purchase warrants at a weighted average exercise price of $3.86 as of June 30, 2009;

•	2,685,714 shares issuable upon exercise of warrants to be issued in this offering, at an exercise price of $0.70 per share;

•	5,664,381 shares issuable upon conversion of a convertible note (at a conversion price of $3.78) which shall be issued to MHR upon exchange by MHR of the $15 million note payable to MHR for such convertible note as of June 30, 2009;

•	7,537,921 shares issuable upon conversion of the $10 million note payable to Novartis at a conversion price based on the market price during the 20 business days prior to conversion as of June 30, 2009;

•	504,000 shares issuable upon exercise of warrants to be issued to our placement agent in connection with this offering, at an exercise price of $0.875 per share; and

•	6,015,037 shares of common stock and warrants to purchase 3,729,323 shares of common stock (at an exercise price of $0.70 per share) offered for sale to MHR in a private placement concurrent with this offering at a purchase price of $0.665 per unit in such offering.

RISK FACTORS
     Investment in our securities involves a high degree of risk and purchasers of our securities may lose their entire investment. You should carefully consider the specific risks described below and under the caption “Risk Factors” in any of our filings with the SEC pursuant to Section 13(a), 14 or 15(d) of the Exchange Act, which are incorporated herein by reference, before making an investment decision. Each of the risks described in these headings could adversely affect our business, financial condition, results of operations and prospects, and could result in a complete loss of your investment. For more information, see “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.”
Risks Related to Our Company
Our operating results may fluctuate because of a number of factors, many of which are beyond our control. If our operating results are below the expectations of public market analysts or investors, then the market price of our common stock could decline. Some of the factors that affect our quarterly and annual results, but which are difficult to control or predict, are:
We have a history of operating losses and we may never achieve profitability.
As of June 30, 2009, we had approximately $1.5 million in cash and restricted cash, approximately $15.8 million in working capital deficiency, a stockholders’ deficit of approximately $44.8 million and an accumulated deficit of approximately $442.5 million. Our operating and net losses for the year ended December 31, 2008 (after receipt of approximately $0.3 million of collaboration and feasibility payments which do not recur with regularity or at all) were approximately $26.3 million and $24.4 million, respectively. We anticipate that we will continue to generate significant losses from operations for the foreseeable future, and that our business will require substantial additional investment that we have not yet secured. These conditions raise substantial doubt about our ability to continue as a going concern. The audit report prepared by our independent registered public accounting firm relating to our financial statements for the year ended December 31, 2008 included an explanatory paragraph expressing the substantial doubt about our ability to continue as a going concern.
We have limited liquidity and, as a result, may not be able to meet our operating and debt service requirements including our obligations under our senior secured loan.
We believe that our existing cash resources together with the net proceeds from this offering and the private placement to MHR will be sufficient to meet our operating and debt service obligations through February 2010 but may not be sufficient to meet certain of our obligations, including but not limited to, our obligations to make (1) interest and principal payments under our convertible promissory note held by Novartis, that matures on December 1, 2009 (See “Risk Factors — We may not be able to make the payments we owe to Novartis”), (2) interest and principal payments under our convertible promissory note held by MHR (See “Risk Factors — We may not be able to meet the covenants detailed in the Convertible Notes with MHR Institutional Partners IIA LP, which could result in an increase in the interest rate on the Convertible Notes and/or accelerated maturity of the Convertible Notes, which we would not be able to satisfy”), and (3) payments, including payment of related expenses, we may have to make to our former CEO (See “Risk Factors — A decision against us in the arbitration brought by our former CEO would be detrimental to our business”). If we default on the payment of the interest and principal on our indebtedness, Novartis or MHR may seek to exercise their rights and remedies to obtain payment under the notes. Such actions on their part could force us to file a bankruptcy case or have an involuntary bankruptcy case filed against us or otherwise liquidate our assets. Any of these events would materially and adversely affect our business, financial condition and results of operations. Furthermore, in the event of our bankruptcy or liquidation, holders of common stock would not be entitled to receive any cash or other property or assets until holders of our debt securities and other creditors have been paid in full, and you as a result would likely lose the entire value of your investment.
We will need to raise additional capital soon and we may not be able to do so.
Capital raised by this offering and the private placement to MHR is intended to permit the Company to continue operations through February 2010, however, we may have miscalculated the Company’s capital needs or an unanticipated event may occur that may require us to raise additional amounts before that time. In that case, there is no guarantee that we will be able to raise additional capital on favorable terms or at all, and we may be forced to cease operations at that time. In addition, since we presently believe that the capital raised in this offering and the private placement to MHR will allow us to continue our operations through February 2010, at that time we will need to raise more capital in order to continue operating and to avoid defaulting under our debt obligations and being forced to file a bankruptcy case or having an involuntary bankruptcy case filed against us. If this offering fails, we will be unable to meet our continuing obligations.
While our plan is to raise capital when needed and/or to pursue product partnering opportunities, we cannot be sure how much we will need to spend in order to develop, market, and manufacture new products and technologies in the future. We expect to continue to spend substantial amounts on research and development, including amounts spent on conducting clinical trials for our product candidates. Further, we will not have sufficient resources to develop fully any new products or technologies unless we are able to raise substantial additional financing or to secure funds from new or existing partners. We cannot assure you that financing will be available when needed, or on favorable terms or at all. The current economic environment combined with a number of other factors pose additional challenges to the Company in securing adequate financing under acceptable terms. If additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities would result in dilution to our existing stockholders. Additionally, these conditions may increase the costs to raise capital. If we are unable to obtain financing to support our continued operations, we might voluntarily seek protection by voluntarily filing a bankruptcy case or have an involuntary bankruptcy case filed against us or otherwise liquidate our assets. As noted above, under such circumstances, you as a result would likely lose the entire value of your investment.
Our common stock was delisted by the NASDAQ capital market effective June 9, 2009. The delisting of our common stock will adversely affect the market price and liquidity of our common stock and warrants and our ability to raise capital through the sale of equity securities, and makes it more difficult to raise capital through public offerings.
As a result of the circumstances described, no assurances can be given that we will be successful in raising the additional capital we will need following this offering to continue our business.
We may not be able to make the payments we owe to Novartis.
On December 1, 2004 we issued a $10 million convertible note (the “Novartis Note”) to Novartis in connection with a research collaboration option relating to the development of PTH-1-34. The Novartis Note, as amended, bears interest at a rate of 3% prior to December 1, 2006, 5% from December 1, 2006 through December 1, 2008, and 7% from that point until maturity on December 1, 2009. We have the option to pay interest in cash on a current basis or accrue the periodic interest as an addition to the principal amount of the Novartis Note. In the event that interest accrues on the Novartis Note, the accretion to principal will cause future interest payments to rise. We may convert the Novartis Note at any time prior to maturity into a number of shares of our common stock equal to the principal and accrued and unpaid interest to be converted divided by the then market price of our common stock, provided certain conditions are met, including that the number of shares issued to Novartis, when issued, does not exceed 19.9% of the total shares of the Company’s common stock outstanding, that at the time of such conversion no event of default under the Note has occurred and is continuing, and that there is either an effective shelf registration statement in effect covering the resale of the shares issued in connection with such conversion or the shares may be resold by Novartis pursuant to SEC Rule 144. These conditions may not be met and we may be unable to convert the Novartis Note, in which case we would be required to continue to make interest payments (and the rates of such interest payments will increase over time) and repay the notes when due in 2009.
Under the Novartis Note, an event of default would include failure to timely cure a default in the payment of any other indebtedness in excess of a certain material threshold, or there occurs an acceleration of indebtedness in excess of that threshold, becoming entitled to terminate the registration of our securities or the filing of reports under the Exchange Act, or the listing of our common stock on a national securities exchange, a change of control (including by, among other things, a change in the composition of a majority of our board other than as approved by the board) in any one-year period, a merger which results in our stockholders holding shares that represent less than a majority of the voting power of the merged entity, and any other acquisition by a third party of shares that represent a majority of the voting power of the company), sale of substantially all of our assets, or our inability to honor or perform our obligations under the new research collaboration option relating to the development of PTH-1-34, among other things. Upon the occurrence of any such event of default prior to conversion, any unpaid principal and accrued interest on the Novartis Note would become immediately due and payable. At such time, we may not be able to make the required payment, and if we are unable to pay the amount due under the Novartis Note, the resulting default would have a material adverse effect on our business and on the value of our stockholders’ investments in our common stock. Further, if the Novartis Note has been converted into our common stock, Novartis would have the right to require us to repurchase the shares of common stock within six months after an event of default under the Novartis Note, for an aggregate purchase price equal to the principal and interest that was converted, plus interest from the date of conversion, as if no conversion had occurred. If we are unable to make the repurchase, the resulting default would have a material adverse effect on our business and on the value of our stockholders’ investments in our common stock. If we are not able to make the required payment or repurchase, we may be required to seek additional funding. As discussed above, we cannot assure you that financing will be available when needed, or on favorable terms or at all.
We may not be able to meet the covenants detailed in the Convertible Notes with MHR Institutional Partners IIA LP, which could result in an increase in the interest rate on the Convertible Notes and/or accelerated maturity of the Convertible Notes, which we would not be able to satisfy.
On September 26, 2005, we executed a Senior Secured Loan Agreement (the “Loan Agreement”) with MHR. The Loan Agreement, as amended, provides for a seven year, $15 million secured loan from MHR to us at an interest rate of 11% (the “Loan”). Under the Loan Agreement, MHR requested, and on May 16, 2006 we effected, the exchange of the Loan for 11% senior secured convertible notes

(the “Convertible Notes”) with substantially the same terms as the Loan agreement, except that the Convertible Notes are convertible, at the sole discretion of MHR or any assignee thereof, into shares of our common stock at a price per share of $3.78. Interest will be payable in the form of additional Convertible Notes rather than in cash and we have the right to call the Convertible Notes after September 26, 2010 if certain conditions are satisfied. The Convertible Notes are secured by a first priority lien in favor of MHR on substantially all of our assets.
The Convertible Notes provide for certain events of default including failure to perfect liens in favor of MHR created by the transaction, failure to observe any covenant or agreement, failure to maintain the listing and trading of our common stock, sale of a substantial portion of our assets, or merger with another entity without the prior consent of MHR, or any governmental action renders us unable to honor or perform our obligations under the Convertible Notes or results in a material adverse effect on our operations among other things. If an event of default occurs, the Convertible Notes provide for the immediate repayment of the Notes and certain additional amounts described above and as set forth in the Convertible Notes. At such time, we may not be able to make the required payment, and if we are unable to pay the amount due under the Notes, the resulting default would enable MHR to foreclose on all of our assets. Any of the foregoing events would have a material adverse effect on our business and on the value of our stockholders’ investments in our common stock. We currently have a waiver from MHR for failure to perfect liens on certain intellectual property rights, through August 11, 2010.
A decision against us in the arbitration brought by our former CEO would be detrimental to our business.
On July 7, 2009, we received an interim decision and award in an arbitration brought by our former CEO Michael Goldberg, M.D. against the Company which found that Dr. Goldberg’s termination in 2007 was not for cause under the terms of his employment agreement and dismissed the Company’s counterclaims and affirmative defenses. Dr. Goldberg brought such arbitration on March 22, 2007, asserting that his termination was without cause and seeking $1,048,000 plus attorney’s fees, interest, arbitration costs and other relief alleged to be owed to him in connection with his employment agreement with the Company. The arbitrator’s interim ruling reserved decision on remedies pending further briefing and continued the proceedings. If such interim ruling is upheld as final, we will be required to pay the amount determined in such final ruling. Depending on the size of the amount, we may be required to seek additional funding in order to continue to develop fully any new products or technologies. As discussed above, we cannot assure you that financing will be available when needed, or on favorable terms or at all.
We are highly dependent upon the clinical success of our collaborative partners and their ability to develop and commercialize compounds using our delivery agents.
A key part of our strategy is to form collaborations with pharmaceutical companies that will assist us in developing, testing, obtaining government approval for and commercializing oral forms of therapeutic macromolecules using the Eligen® Technology. We have a collaborative agreement for candidates in clinical development with Novartis, Novo Nordisk and Genta Incorporated (“Genta”).
We negotiate specific ownership rights with respect to the intellectual property developed as a result of the collaboration with each partner. While ownership rights vary from program to program, in general we retain ownership rights to developments relating to our carrier and the collaborator retains rights related to the drug product developed.
Despite our existing agreements, we cannot make any assurances that:
•	we will be able to enter into additional collaborative arrangements to develop products utilizing our drug delivery technology;

•	any existing or future collaborative arrangements will be sustainable or successful;

•	the product candidates in collaborative arrangements will be further developed by partners in a timely fashion;

•	any collaborative partner will not infringe upon our intellectual property position in violation of the terms of the collaboration contract; or

•	milestones in collaborative agreements will be met and milestone payments will be received.
If we are unable to obtain development assistance and funds from other pharmaceutical companies to fund a portion of our product development costs and to commercialize our product candidates, we may be unable to issue equity to allow us to raise sufficient capital to fund clinical development of our product candidates. Lack of funding would cause us to delay, curtail, or stop clinical development of one or more of our projects. The determination of the specific project to curtail would depend upon the relative future economic value to us of each program.
Our collaborative partners control the clinical development of the drug candidates and may terminate their efforts at will.

Novartis controls the clinical development of oral salmon calcitonin, PTH, and rhGH. Novo Nordisk controls the clinical development of oral GLP-1 analogs. Genta controls the clinical development of oral gallium. Novartis, Novo Nordisk and Genta control the decision-making for the design and timing of their clinical studies.
Moreover, the agreements with Novartis, Novo Nordisk and Genta provide that they may terminate their programs at will for any reason and without any financial penalty or requirement to fund any further clinical studies. We cannot make any assurance that Novartis, Novo Nordisk or Genta will continue to advance the clinical development of the drug candidates subject to collaboration.
Our collaborative partners are free to develop competing products.
Aside from provisions preventing the unauthorized use of our intellectual property by our collaborative partners, there is nothing in our collaborative agreements that prevent our partners from developing competing products. If one of our partners were to develop a competing product, our collaboration could be substantially jeopardized.
We are highly dependent on our product candidates, which are in various stages of development, and we cannot be certain that any will be suitable for commercial purposes.
To be profitable, we must successfully research, develop, obtain regulatory approval for, manufacture, introduce, market, and distribute our products under development, or secure a partner to provide financial and other assistance with these steps. The time necessary to achieve these goals for any individual pharmaceutical product is long and can be uncertain. Before we or a potential partner can sell any of the pharmaceutical products currently under development, pre-clinical (animal) studies and clinical (human) trials must demonstrate that the product is safe and effective for human use for each targeted indication. We have never successfully commercialized a drug or a nonprescription candidate and we cannot be certain that we or our current or future partners will be able to begin, or continue, planned clinical trials for our product candidates, or if we are able, that the product candidates will prove to be safe and will produce their intended effects.
Even if safe and effective, the size of the solid dosage form, taste, and frequency of dosage may impede their acceptance by patients.
A number of companies in the drug delivery, biotechnology, and pharmaceutical industries have suffered significant setbacks in clinical trials, even after showing promising results in earlier studies or trials. Only a small number of research and development programs ultimately result in commercially successful drugs. Favorable results in any pre-clinical study or early clinical trial do not imply that favorable results will ultimately be obtained in future clinical trials. We cannot make any assurance that results of limited animal and human studies are indicative of results that would be achieved in future animal studies or human clinical studies, all or some of which will be required in order to have our product candidates obtain regulatory approval. Similarly, we cannot assure you that any of our product candidates will be approved by the FDA. Even if clinical trials or other studies demonstrate safety and effectiveness of any of our product candidates for a specific disease or condition and the necessary regulatory approvals are obtained, the commercial success of any of our product candidates will depend upon their acceptance by patients, the medical community, and third-party payers and on our partners’ ability to successfully manufacture and commercialize our product candidates.
Positive results in our clinical studies do not ensure that future clinical studies will be successful or that our products will receive the regulatory approvals necessary for their commercialization.
Success in preclinical tests or clinical studies does not ensure that subsequent trials will be successful. The length of time necessary to complete clinical trials and obtain regulatory approval varies significantly and may be difficult to predict. Negative results from clinical studies, or delay in getting products to market, could significantly delay the time in which our products can reach the market and negatively impact our business.
Our future business success depends heavily upon regulatory approvals, which can be difficult and expensive to obtain.
Our pre-clinical studies and clinical trials of our prescription drug and biologic product candidates, as well as the manufacturing and marketing of our product candidates, are subject to extensive, costly and rigorous regulation by governmental authorities in the U.S. and other countries. The process of obtaining required approvals from the FDA and other regulatory authorities often takes many years, is expensive, and can vary significantly based on the type, complexity, and novelty of the product candidates. We cannot assure you that we, either independently or in collaboration with others, will meet the applicable regulatory criteria in order to receive the required approvals for manufacturing and marketing. Delays in obtaining U.S. or foreign approvals for our self-developed projects could result in substantial additional costs to us, and, therefore, could adversely affect our ability to compete with other companies. Additionally, delays in obtaining regulatory approvals encountered by others with whom we collaborate also could adversely affect our business and prospects. Even if regulatory approval of a product is obtained, the approval may place limitations on the intended uses of the product, and may restrict the way in which we or our partner may market the product.

The regulatory approval process for our prescription drug product candidates presents several risks to us:
•	In general, pre-clinical tests and clinical trials can take many years, and require the expenditure of substantial resources. The data obtained from these tests and trials can be susceptible to varying interpretation that could delay, limit or prevent regulatory approval;

•	Delays or rejections may be encountered during any stage of the regulatory process based upon the failure of the clinical or other data to demonstrate compliance with, or upon the failure of the product to meet, a regulatory agency’s requirements for safety, efficacy, and quality or, in the case of a product seeking an orphan drug indication, because another designee received approval first;

•	Requirements for approval may become more stringent due to changes in regulatory agency policy or the adoption of new regulations or guidelines;

•	New guidelines can have an effect on the regulatory decisions made in previous years;

•	The scope of any regulatory approval, when obtained, may significantly limit the indicated uses for which a product may be marketed and may impose significant limitations in the nature of warnings, precautions, and contraindications that could materially affect the profitability of the drug;

•	Approved drugs, as well as their manufacturers, are subject to continuing and on-going review, and discovery of problems with these products or the failure to adhere to manufacturing or quality control requirements may result in restrictions on their manufacture, sale or use or in their withdrawal from the market;

•	Regulatory authorities and agencies may promulgate additional regulations restricting the sale of our existing and proposed products; and

•	Once a product receives marketing approval, the FDA may not permit us to market that product for broader or different applications, or may not grant us clearance with respect to separate product applications that represent extensions of our basic technology. In addition, the FDA may withdraw or modify existing clearances in a significant manner or promulgate additional regulations restricting the sale of our present or proposed products.
Additionally, we face the risk that our competitors may gain FDA approval for a product before us. Having a competitor reach the market before us would impede the future commercial success for our competing product because we believe that the FDA uses heightened standards of approval for products once approval has been granted to a competing product in a particular product area. We believe that this standard generally limits new approvals to only those products that meet or exceed the standards set by the previously approved product.
The regulatory approval process for nonprescription product candidates will likely vary by the nature of therapeutic molecule being delivered.
Our business will suffer if we fail or are delayed in developing and commercializing an improved oral form of vitamin B12.
We are focusing substantial resources on the development of an oral dosage form of vitamin B12 that will demonstrate improved bioavailability compared with current B12 tablets. In addition, we anticipate that our oral B12 will be a commercially reasonable replacement for at least certain B12 injections now given to B12 deficient patients and for certain generic over-the-counter B12. Our inability or delay in developing or commercializing the B12 product candidate could have a significant material adverse effect on our business.
To commercialize this product candidate, although we have already obtained Generally Recognized As Safe (“GRAS”) status, we will be required to timely and effectively complete additional pre-clinical development, and conduct certain clinical studies, among other things. We cannot assure you that we will succeed in these efforts as these involve activities (or portions of activities) that we have not previously completed. In addition, if we succeed in these activities, vitamin B12 is available at reasonably low prices both in injections and tablet forms (as well as other forms) through a variety of distributors, sellers, and other sources. We have no current commercial capabilities. Therefore, we would be entering a highly competitive market with an untested, newly-established commercial capability. This outline of risks involved in the development and commercialization of B12 is not exhaustive, but illustrative. For example, it does not include additional competitive, intellectual property, commercial, product liability, and commercial risks involved in a launch of the B12 product candidate outside the U.S. or certain of such risks in the U.S.

Our business will suffer if we cannot adequately protect our patent and proprietary rights.
Although we have patents for some of our product candidates and have applied for additional patents, there can be no assurance that patents applied for will be granted, that patents granted to or acquired by us now or in the future will be valid and enforceable and provide us with meaningful protection from competition, or that we will possess the financial resources necessary to enforce any of our patents. Also, we cannot be certain that any products that we (or a licensee) develop will not infringe upon any patent or other intellectual property right of a third party.
We also rely upon trade secrets, know-how, and continuing technological advances to develop and maintain our competitive position. We maintain a policy of requiring employees, scientific advisors, consultants, and collaborators to execute confidentiality and invention assignment agreements upon commencement of a relationship with us. We cannot assure you that these agreements will provide meaningful protection for our trade secrets in the event of unauthorized use or disclosure of such information.
Part of our strategy involves collaborative arrangements with other pharmaceutical companies for the development of new formulations of drugs developed by others and, ultimately, the receipt of royalties on sales of the new formulations of those drugs. These drugs are generally the property of the pharmaceutical companies and may be the subject of patents or patent applications and other rights of protection owned by the pharmaceutical companies. To the extent those patents or other forms of rights expire, become invalid or otherwise ineffective, or to the extent those drugs are covered by patents or other forms of protection owned by third parties, sales of those drugs by the collaborating pharmaceutical company may be restricted, limited, enjoined, or may cease. Accordingly, the potential for royalty revenues to us may be adversely affected.
We may be at risk of having to obtain a license from third parties making proprietary improvements to our technology.
There is a possibility that third parties may make improvements or innovations to our technology in a more expeditious manner than we do. Although we are not aware of any such circumstance related to our product portfolio, should such circumstances arise, we may need to obtain a license from such third party to obtain the benefit of the improvement or innovation. Royalties payable under such a license would reduce our share of total revenue. Such a license may not be available to us at all or on commercially reasonable terms. Although we currently do not know of any circumstances related to our product portfolio which would lead us to believe that a third party has developed any improvements or innovation with respect to our technology, we cannot assure you that such circumstances will not arise in the future. We cannot reasonably determine the cost to us of the effect of being unable to obtain any such license.
We are dependent on third parties to manufacture and test our products.
Currently, we have no manufacturing facilities for production of our carriers or any therapeutic compounds under consideration as products. We have no facilities for clinical testing. The success of our self-developed programs is dependent upon securing manufacturing capabilities and contracting with clinical service and other service providers.
The availability of manufacturers is limited by both the capacity of such manufacturers and their regulatory compliance. Among the conditions for a New Drug Application (“NDA”) approval is the requirement that the prospective manufacturer’s quality control and manufacturing procedures continually conform with the FDA’s current good manufacturing practices or GMP (GMP are regulations established by the FDA that govern the manufacture, processing, packing, storage and testing of drugs intended for human use). In complying with GMP, manufacturers must devote extensive time, money, and effort in the area of production and quality control and quality assurance to maintain full technical compliance. Manufacturing facilities and company records are subject to periodic inspections by the FDA to ensure compliance. If a manufacturing facility is not in substantial compliance with these requirements, regulatory enforcement action may be taken by the FDA, which may include seeking an injunction against shipment of products from the facility and recall of products previously shipped from the facility. Such actions could severely delay our ability to obtain product from that particular source.
The success of our clinical trials and our partnerships is dependent on the proposed or current partner’s capacity and ability to adequately manufacture drug products to meet the proposed demand of each respective market. Any significant delay in obtaining a supply source (which could result from, for example, an FDA determination that such manufacturer does not comply with current GMP) could harm our potential for success. Additionally, if a current manufacturer were to lose its ability to meet our supply demands during a clinical trial, the trial may be delayed or may even need to be abandoned.
We may face product liability claims related to participation in clinical trials or future products.
We have product liability insurance with a policy limit of $3.0 million per occurrence and in the aggregate. The testing, manufacture, and marketing of products for humans utilizing our drug delivery technology may expose us to potential product liability and other claims. These may be claims directly by consumers or by pharmaceutical companies or others selling our future products. We seek to structure development programs with pharmaceutical companies that would complete the development, manufacturing and marketing of the finished product in a manner that would protect us from such liability, but the indemnity undertakings for product liability claims that we secure from the pharmaceutical companies may prove to be insufficient.
We are subject to environmental, health, and safety laws and regulations for which we incur costs to comply.
We use some hazardous materials in our research and development activities and are subject to environmental, health, and safety laws and regulations governing the use of such materials. For example, our operations involve the controlled use of chemicals, biologicals and radioactive materials and we bear the costs of complying with the various regulations governing the use of such materials. Costs of compliance have not been material to date. While we believe we are currently in compliance with the federal, state, and local laws governing the use of such materials, we cannot be certain that accidental injury or contamination will not occur. Should we be held liable or face regulatory actions regarding an accident involving personal injury or an environmental release, we potentially could incur costs in excess of our resources or insurance coverage, although, to date, we have not had to deal with any such actions. During each of 2008, 2007, and 2006, we incurred costs of approximately $0.2 million in our compliance with environmental, health, and safety laws and regulations.
We face rapid technological change and intense competition.
Our success depends, in part, upon maintaining a competitive position in the development of products and technologies in an evolving field in which developments are expected to continue at a rapid pace. We compete with other drug delivery, biotechnology and pharmaceutical companies, research organizations, individual scientists, and non-profit organizations engaged in the development of alternative drug delivery technologies or new drug research and testing, as well as with entities developing new drugs that may be orally active. Many of these competitors have greater research and development capabilities, experience, and marketing, financial, and managerial resources than we have, and, therefore, represent significant competition.
Our products, when developed and marketed, may compete with existing parenteral or other versions of the same drug, some of which are well established in the marketplace and manufactured by formidable competitors, as well as other existing drugs. For example, our salmon calcitonin product candidate, if developed and marketed, would compete with a wide array of existing osteoporosis therapies, including a nasal dosage form of salmon calcitonin, estrogen replacement therapy, selective estrogen receptor modulators, bisphosphonates, and other compounds in development.
Our competitors may succeed in developing competing technologies or obtaining government approval for products before we do. Developments by others may render our product candidates, or the therapeutic macromolecules used in combination with our product candidates, noncompetitive or obsolete. At least one competitor has notified the FDA that it is developing a competing formulation of salmon calcitonin. If our products are marketed, we cannot assure you that they will be preferred to existing drugs or that they will be preferred to or available before other products in development.
If a competitor announces a successful clinical study involving a product that may be competitive with one of our product candidates or an approval by a regulatory agency of the marketing of a competitive product, such announcement may have a material adverse effect on our operations or future prospects resulting from reduced sales of future products that we may wish to bring to market or from an adverse impact on the price of our common stock or our ability to obtain regulatory approval for our product candidates.
We are dependent on our key personnel and if we cannot recruit and retain leaders in our research, development, manufacturing, and commercial organizations, our business will be harmed.
We are dependent on our executive officers. Our President and Chief Executive Officer, Michael V. Novinski, joined the Company in May of 2007. We could be significantly disadvantaged if Mr. Novinski were to leave Emisphere. The loss of other officers could have an adverse effect as well, given their specific knowledge related to our proprietary technology and personal relationships with our pharmaceutical company partners. If we are not able to retain our executive officers, our business may suffer. None of our key officers have announced any intention to leave Emisphere. We do not maintain “key-man” life insurance policies for any of our executive officers.
There is intense competition in the biotechnology industry for qualified scientists and managerial personnel in the development, manufacture, and commercialization of drugs. We may not be able to continue to attract and retain the qualified personnel necessary for developing our business. Additionally, because of the knowledge and experience of our scientific personnel and their specific knowledge with respect to our drug carriers the continued development of our product candidates could be adversely affected by the loss of any significant number of such personnel.
Provisions of our corporate charter documents, Delaware law, and our stockholder rights plan may dissuade potential acquirers, prevent the replacement or removal of our current management and may thereby affect the price of our common stock.
Our Board of Directors has the authority to issue up to 1,000,000 shares of preferred stock and to determine the rights, preferences and privileges of those shares without any further vote or action by our stockholders. Of these 1,000,000 shares, 200,000 are currently designated Series A Junior Participating Cumulative Preferred Stock (“A Preferred Stock”) in connection with our stockholder rights plan, and the remaining 800,000 shares remain available for future issuance. Rights of holders of common stock may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future.
We also have a stockholder rights plan, commonly referred to as a “poison pill,” in which Preferred Stock Purchase Rights (the “Rights”) have been granted at the rate of one one-hundredth of a share of A Preferred Stock at an exercise price of $80 for each share of our common stock. The Rights are not exercisable or transferable apart from the common stock, until the earlier of (i) ten days following a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 20% or more of our outstanding common stock or (ii) ten business days (or such later date, as defined) following the commencement of, or announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person, or group, of 20% or more of our outstanding common stock. If we enter into consolidation, merger, or other business combinations, as defined, each Right would entitle the holder upon exercise to receive, in lieu of shares of A Preferred Stock, a number of shares of common stock of the acquiring company having a value of two times the exercise price of the Right, as defined. By potentially diluting the ownership of the acquiring company, our rights plan may dissuade prospective acquirors of the Company. MHR is specifically excluded from the provisions of the plan.
The A Preferred Stockholders will be entitled to a preferential cumulative quarterly dividend of the greater of $1.00 per share or 100 times the per-share dividend declared on our stock and are also entitled to a liquidation preference, thereby hindering an acquirer’s ability to freely pay dividends or to liquidate the company following an acquisition. Each A Preferred Stock share will have 100 votes and will vote together with the common shares, effectively preventing an acquirer from removing existing management. The Rights contain anti-dilutive provisions and are redeemable at our option, subject to certain defined restrictions for $.01 per Right. The Rights expire on April 7, 2016.
Provisions of our corporate charter documents, Delaware law and financing agreements may prevent the replacement or removal of our current management and members of our Board of Directors and may thereby affect the price of our common stock.
In connection with the MHR financing transaction, and after approval by our Board of Directors, Dr. Mark H. Rachesky was appointed to the Board of Directors by MHR (the “MHR Nominee”) and Dr. Michael Weiser was appointed to the Board of Directors by both the majority of our Board of Directors and MHR (the “Mutual Director”), as contemplated by our bylaws. Our certificate of incorporation provides that the MHR Nominee and the Mutual Director may be removed only by the affirmative vote of at least 85% of the shares of common stock outstanding and entitled to vote at an election of directors. Our certificate of incorporation also provides that the MHR Nominee may be replaced only by an individual designated by MHR unless the MHR Nominee has been removed for cause, in which case the MHR Nominee may be replaced only by an individual approved by both a majority of our Board of Directors and MHR. Furthermore, the amendments to the by-laws and the certificate of incorporation provide that the rights granted to MHR by these amendments may not be amended or repealed without the unanimous vote or unanimous written consent of the Board of Directors or the affirmative vote of the holders of at least 85% of the shares of our common stock outstanding and entitled to vote at the election of directors. The amendments to the by-laws and the certificate of incorporation will remain in effect as long as MHR holds at least 2% of the shares of fully diluted common stock. The amendments to the by-laws and the certificate of incorporation will have the effect of making it more difficult for a third party to gain control of our Board of Directors.
Additional provisions of our certificate of incorporation and by-laws could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting common stock. These include provisions that classify our Board of Directors, limit the ability of stockholders to take action by written consent, call special meetings, remove a director for cause, amend the by-laws or approve a merger with another company.
We are subject to the provisions of Section 203 of the Delaware General Corporation Law which prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, either alone or together with affiliates and associates, owns (or within the past three years, did own) 15% or more of the corporation’s voting stock.
Our stock price has been and may continue to be volatile.
The trading price for our common stock has been and is likely to continue to be highly volatile. The market prices for securities of drug delivery, biotechnology and pharmaceutical companies have historically been highly volatile.
Factors that could adversely affect our stock price include:
•	fluctuations in our operating results; announcements of partnerships or technological collaborations;

•	innovations or new products by us or our competitors;

•	governmental regulation;

•	developments in patent or other proprietary rights;

•	public concern as to the safety of drugs developed by us or others;

•	the results of pre-clinical testing and clinical studies or trials by us, our partners or our competitors;

•	litigation;

•	general stock market and economic conditions;

•	number of shares available for trading (float); and

•	inclusion in or dropping from stock indexes.
As of August 18, 2009, our 52-week high and low closing market prices for our common stock which has traded on the OTCBB since June 9, 2009, and traded on the Nasdaq Capital Market prior to that date, were $4.45 and $0.52, respectively.
Future sales of common stock or warrants, or the prospect of future sales, may depress our stock price.
Sales of a substantial number of shares of common stock or warrants, or the perception that sales could occur, could adversely affect the market price of our common stock. As of June 30, 2009, there were outstanding options to purchase up to 2,751,085 shares of our common stock that are currently exercisable, and additional outstanding options to purchase up to 1,211,054 shares of common stock that are exercisable over the next several years. As of June 30, 2009, the Novartis Note is convertible into 7,537,921 shares of common stock and the MHR Convertible Notes are convertible into 5,664,381 shares of our common stock. As of June 30, 2009, there were outstanding warrants or options to purchase warrants to purchase 2,972,049 shares of our stock. The holders of these options have an opportunity to profit from a rise in the market price of our common stock with a resulting dilution in the interests of the other. The existence of these options may adversely affect the terms on which we may be able to obtain additional financing. The weighted average exercise price of issued and outstanding options is $11.72 as of June 30, 2009 and the weighted average exercise price of warrants is $3.86 as of June 30, 2009 which compares to the $1.02 market price at closing on June 30, 2009.
Risks Related to the Offering
Investors in this offering will pay a higher price than the book value of our common stock.
If you purchase units in this offering, you will incur immediate dilution of $1.73 per share of common stock, representing the difference between our pro forma as adjusted net tangible book value per share of common stock after giving effect to this offering at a price of $0.70 per unit and the concurrent private placement to MHR at a price of $0.665 per unit and deducting the estimated placement agency fee, financial advisory fee and estimated offering expenses payable by us. In the past, we issued options to acquire common stock and warrants at prices below the offering price. To the extent these outstanding options and warrants are ultimately exercised, you will incur further dilution.
Management will have discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.
We have not designated the amount of net proceeds we will use for any particular purpose. Accordingly, our management will have discretion as to the application of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or market value.
Future sales of common stock by our existing stockholders may cause our stock price to fall.
The market price of our common stock and warrants could decline as a result of sales by our existing and future stockholders, including the holders of our warrants and our senior secured lender, MHR, in the market or the perception that these sales could occur. These sales might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate.

USE OF PROCEEDS
We estimate that the net proceeds we will receive from this offering will be approximately $3.6 million after deducting the placement agent’s fee and estimated offering expenses. Adding to this the net proceeds from the private placement to MHR, the net proceeds will be approximately $7.4 million. Investing in our common stock and warrants involves a high degree of risk and purchasers may lose their entire investment. We plan to use the net proceeds to fund our operations and meet our obligations as they may arise. We believe our existing cash resources together with the estimated net proceeds from this offering and from the private placement to MHR will be sufficient to meet our projected operating expenses through February 2010, but see “Risk Factors — We have limited liquidity and, as a result, may not be able to meet our operating and debt service requirements including our obligations under our senior secured loan.”

DILUTION
Our net tangible book value as of June 30, 2009 was negative by approximately $(46.0) million, or $(1.52) per share. Net tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the total number of shares of common stock outstanding. After giving effect to the sale by us of 5,714,286 shares of common stock and warrants to purchase 2,685,714 shares of common stock at an exercise price of $0.70 per share offered by this prospectus supplement at an offering price of $0.70 per unit, and the sale by us of 6,015,037 shares of common stock and warrants to purchase 3,729,323 shares of common stock offered in connection with the private placement to MHR at an offering price of $0.665 per unit and after deducting the estimated placement agency fee, financial advisory fee and offering expenses, our pro forma net tangible book value deficit at June 30, 2009 would have been approximately $(43.3) million, or $(1.03) per share. This represents an immediate increase in net tangible book value of $0.49 per share to existing stockholders and an immediate dilution of $1.73 per share to new investors in this offering of units, as illustrated by the following table:

Public offering price per unit		$0.70

Pro forma net tangible book value deficit per share before the offering	$(1.52)
Increase per share attributable to new investors in this offering	$0.29
Increase per share attributable to investors in the MHR private placement	$0.28
Adjustment in connection with fair value of warrant liability of warrants issued in this offering and in the private placement to MHR	$(0.08)

Pro forma net tangible book value deficit per share after the offerings		$(1.03)

Pro forma net tangible book value dilution per share to new investors in the offerings		$(1.73)
This discussion of dilution, and the table quantifying it, assume no exercise of any outstanding stock options or other potentially dilutive securities. However, an $(0.08) adjustment to tangible net book value is reflected in the table indicating the fair value of warrants issued in this offering and in the private placement to MHR. The exercise of potentially dilutive securities having an exercise price less than the offering price would increase the dilutive effect to new investors. New investors that purchase common stock upon exercise of warrants may experience dilution depending on our net tangible book value at the time of exercise.
•	The table above excludes the following potentially dilutive securities:

•	3,962,139 shares issuable upon the exercise of stock options outstanding at a weighted average exercise price of $11.72 as of June 30, 2009;

•	2,972,049 shares issuable upon exercise of outstanding warrants or options to purchase warrants at a weighted average exercise price of $3.86 as of June 30, 2009;

•	5,664,381 shares issuable upon conversion of a convertible note (at a conversion price of $3.78) which shall be issued to MHR upon exchange by MHR of the $15 million note payable to MHR for such convertible note as of June 30, 2009;

•	7,537,921 shares issuable upon conversion of the $10 million note payable to Novartis at a conversion price based on the market price during the 20 business days prior to conversion as of June 30, 2009;

•	504,000 shares issuable upon exercise of warrants to be issued to our placement agent in connection with this offering, at an exercise price of $0.875 per share.

DESCRIPTION OF THE WARRANTS
The material terms and provisions of the warrants being offered pursuant to this prospectus supplement and the accompanying prospectus are summarized below. This summary is subject to, and qualified in its entirety by, the terms of the warrants as set forth in the form of warrant to be filed as exhibits to our current report on Form 8-K, that will be filed with the SEC in connection with the consummation of this offering.
          Each warrant represents the right to purchase one share of common stock at an initial exercise price equal to $0.70 per share. Each warrant may be exercised at any time and from time to time after the issuance date and through and including August 24, 2014.
          Exercise. Holders of the warrants may exercise their warrants to purchase shares of our common stock on or before the expiration date by delivering (i) an exercise notice, appropriately completed and duly signed, and (ii) if such holder is not utilizing the cashless exercise provisions, payment of the exercise price for the number of shares with respect to which the warrant is being exercised. Warrants may be exercised in whole or in part, but only for full shares of common stock, and any portion of a warrant not exercised prior to the expiration date shall be and become void and of no value. We provide certain buy-in rights to a holder if we fail to deliver the shares of common stock underlying the warrants by the third business day after the date on which delivery of such stock certificate is required by the warrant. The buy-in rights apply if after such third business day, but prior to cure by us, the holder purchases (in an open market transaction or otherwise) shares of our common stock to deliver in satisfaction of a sale by the holder of the warrant shares that the holder anticipated receiving from us upon exercise of the warrant. In this event, at the request of and in the holder’s discretion, we will either:
•	pay cash to the holder in an amount equal to the buy-in price, meaning the holder’s total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased, at which point our obligation to deliver such stock certificate (and to issue such shares of common stock underlying the exercised warrants) terminates; or

•	deliver to the holder a certificate or certificates representing the shares of common stock underlying the exercised warrant and pay cash to the holder in an amount equal to the excess (if any) of the buy-in price over the product of (A) such number of shares of common stock, times (B) the closing bid price of our common stock on the date of exercise.
          In addition, the warrant holders are entitled to a “cashless exercise” option if, at any time of exercise, there is no effective registration statement registering, or no current prospectus available for, the issuance of the shares of common stock underlying the exercised warrants. This option entitles the warrant holder to elect to receive fewer shares of common stock without paying the cash exercise price. The number of shares to be issued would be determined by a formula based on the total number of shares to which the warrant holder is entitled, the fair market value of the common stock on the date of exercise and the applicable exercise price of the warrants.
          The shares of common stock issuable on exercise of the warrants will be, when issued in accordance with the warrants, duly and validly authorized, issued and fully paid and non-assessable. We will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding warrants.
          Fundamental Transaction. If, at any time while the warrant is outstanding, (1) we effect any merger or consolidation with or into another person or entity after which our shareholders as of immediately prior to the transaction own less than a majority of the outstanding stock of the surviving entity, (2) we effect any sale of all or substantially all of our assets in one or a series of related transactions, (3) any tender offer or exchange offer (whether by us or another person or entity) is completed pursuant to which holders of common stock are permitted to tender or exchange their shares for other securities, cash or property, or (4) we effect any reclassification of the common stock or any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then the holder shall have the right thereafter to receive, upon exercise of the warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of warrant shares then issuable upon exercise of the warrant (the “Alternate Consideration”). We shall not effect any such Fundamental Transaction unless prior to or simultaneously with the consummation thereof, any successor to us, surviving entity or the corporation purchasing or otherwise acquiring such assets shall assume the obligation to deliver to the holder such Alternate Consideration as the Holder may be entitled to purchase, and the other obligations under the warrant.
          Delivery of Certificates. Upon the holder’s exercise of a warrant, we will promptly, but in no event later than three business days after the exercise date, issue and deliver, or cause to be issued and delivered, a certificate for the shares of common stock issuable upon exercise of the warrant, free of restrictive legends unless there is no effective registration statement covering the issuance of the shares of common stock or the shares of common stock issuable upon exercise of the warrant are not freely transferable without volume restrictions pursuant to Rule 144 under the Securities Act of 1933, as amended. In addition, if there is a then effective registration statement covering the issuance of the shares of common stock upon exercise of the warrant we will, if the holder provides the necessary information to us, issue and deliver the shares electronically through The Depository Trust Corporation through its Deposit Withdrawal Agent Commission System or another established clearing corporation performing similar functions. Share certificates issued at times when there is not a then effective registration statement covering the issuance of the underlying common stock will include customary legends restricting transfer to the extent we determine necessary to ensure our compliance with the applicable laws.
          Certain Adjustments. The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, and combinations of our common stock. If we make or issue a dividend or other distribution payable in securities of the company other than shares of common stock, or in cash or other property, then each holder’s warrant will become the right to receive, upon exercise of such warrant, in addition to the number of shares of common stock issuable under the warrant, the same kind and amount of securities, cash or other property as it would have been entitled to receive upon the occurrence of such transaction, if the warrant had been exercised immediately prior to such transaction.
          We will provide notice to holders of the warrants to provide such holders with a practical opportunity to exercise their warrants and hold common stock in order to participate in or vote on the following corporate events:
•	if we declare a dividend or distribution of cash, securities or other property in respect of our common stock;

•	we authorize, approve, or enter into any agreement contemplating or soliciting approval for a merger, sale or similar transaction pursuant to which common stock is converted or exchanged for cash, securities or property; or

•	if we authorize a voluntary dissolution, liquidation or winding up of our affairs.
          Additional Provisions. The above summary of certain terms and provisions of the warrants is qualified in its entirety by reference to the detailed provisions of the warrants, the form of which will be filed as an exhibit to a current report on Form 8-K that will be incorporated herein by reference. We are not required to issue fractional shares upon the exercise of the warrants. No holders of the warrants will possess any rights as a shareholder under those warrants until the holder exercises those warrants. The warrants may be transferred independent of the common stock they were issued with, on a form of assignment, subject to all applicable laws.

PLAN OF DISTRIBUTION
We are offering shares of common stock and warrants through the placement agent. Subject to the terms and conditions contained in the placement agent agreement, dated as of August 19, 2009, Rodman & Renshaw, LLC has agreed to act as placement agent for the sale of shares of our common stock, par value $0.01 per share, and warrants to purchase shares of our common stock offered in this prospectus supplement. The placement agent is not purchasing or selling any shares of common stock or warrants offered by this prospectus supplement and the accompanying prospectus, but has agreed to use reasonable “best efforts” to arrange for the sale of all of the shares and warrants offered by this prospectus supplement and the accompanying prospectus. Offers may only be made to institutional investors in New York, Connecticut, Illinois, Massachusetts, New Jersey, Pennsylvania and Texas. No offer is or may be made to a resident of any other state of the United States.
The placement agent has arranged for the sale to one or more purchasers of the shares of common stock and warrants offered pursuant to this prospectus supplement and the accompanying prospectus through direct purchase agreements between the purchasers and us. In exchange for these placement agent services, we have agreed to pay the placement agent immediately upon the closing of the placement a cash fee equal to 6% of the securities offered under this prospectus supplement and accompanying prospectus, which based on the aggregate amount of the offering under this prospectus supplement of $4,000,000 amounts to $240,000. We will also reimburse the placement agent for legal and other expenses incurred by it in connection with this offering in an amount equal to 0.8% of gross offering proceeds, but not to exceed $35,000.
The placement agent also will receive warrants to purchase up to 504,000 shares of our common stock or 6% of the aggregate number of shares of common stock included in the units that are sold in the offering with an exercise price of $0.875 per share and an expiration date of October 1, 2012. Such placement agent warrants and any shares issued upon exercise of such placement agent warrants are non-transferable for a period of six months from the closing date except under limited circumstances permitted by Financial Institutions Regulatory Authority, or FINRA, Rule 5110(g). The number of placement agent warrants may be reduced to the extent necessary to comply with the overall limit on placement agent compensation of 8.0%.
Rodman & Renshaw, LLC is also acting as our financial advisor in connection with the private placement to MHR, and we have agreed to pay Rodman & Renshaw $120,000, or 3% of gross offering proceeds, for such services.
Under no circumstances will the fee, commission or discount received by the placement agent or any other member of FINRA or independent broker-dealer exceed 8% of the gross proceeds to us in this offering or any other offering in the United States pursuant to this prospectus supplement and the accompanying prospectus.
Our obligation to issue and sell securities to the purchasers is subject to the conditions set forth in the purchase agreement, which may be waived by us in our discretion. A purchaser’s obligation to purchase securities is subject to conditions set forth in the purchase agreement as well, which also may be waived.
From time to time, we may issue shares of our common stock upon exercise of the warrants. These shares may be sold by the holders thereof from time to time. The warrants are not listed on any exchange and an active trading market for the warrants may not develop.
A warrant may be transferred by a holder without our consent upon surrender of the warrant to us, properly endorsed (by the holder executing an assignment in the form attached to the warrant).
We currently anticipate that the sale of 5,714,286 shares of our common stock and 2,685,714 warrants offered in this prospectus supplement will be completed on or about August 24, 2009. We estimate the total expenses of this offering and the private placement to MHR which will be payable by us, excluding the fees payable to the placement agent, will be approximately $200,000.
We have agreed to indemnify the placement agent and purchasers against liabilities under the Securities Act.
This is a brief summary of the material provisions of the placement agency agreement and does not purport to be a complete statement of its terms and conditions. The placement agent agreement with Rodman & Renshaw, LLC, the form of securities purchase agreement we entered into with the purchasers and the form of warrant will be included as exhibits to our Current Report on Form 8-K that will be filed with the SEC in connection with the consummation of this offering.
The placement agent has informed us that it will not engage in transactions that stabilize, maintain or otherwise affect the market price of our securities.
The purchase price per unit and the exercise price for the warrants were determined based on negotiations with the purchasers and discussions with the placement agent based on current market factors.

LEGAL MATTERS
The validity of the issuance of the securities offered by this prospectus supplement have been passed upon for us by Brown Rudnick LLP, Boston, Massachusetts.
WHERE YOU CAN FIND MORE INFORMATION
The documents incorporated by reference into this prospectus supplement are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus, without charge, upon written or oral request. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to:
Investor Relations
Emisphere Technologies, Inc.
240 Cedar Knolls Road, Suite 200
Cedar Knolls, NJ 07927
Telephone: (973) 532-8001
We file reports, proxy statements and other information with the SEC. Copies of our reports, proxy statements and other information may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 100 F Street, NE., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding Emisphere and other issuers that file electronically with the SEC. The address of the SEC internet site is www.sec.gov. This information is also available on our website at www.emisphere.com. This website address is not an active link to the registration statement of which this prospectus is a part, and any documents, links or other materials of any kind contained or referred to on such website are not part of the registration statement of which this prospectus is a part.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we have filed with the SEC. This means that we can disclose important information by referring you to those documents. All documents that Emisphere subsequently files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, will be deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this prospectus supplement and the accompanying prospectus, a Current Report (or portion thereof) furnished, but not filed, on Form 8-K shall not be incorporated by reference into this prospectus supplement and the accompanying prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including information furnished pursuant to Item 2.02 or 7.01 of Form 8-K.
We incorporate by reference the following documents that we have filed with the SEC and any filings that we will make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is terminated:
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	Annual Report on Form 10-K/A for the fiscal year ended December 31, 2008;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009;

•	Current Report on Form 8-K filed May 1, 2009;

•	Current Report on Form 8-K filed May 5, 2009;

•	Current Report on Form 8-K filed May 21, 2009;

•	Current Report on Form 8-K filed May 28, 2009;

•	Current Report on Form 8-K filed on June 8, 2009;

•	Current Report on Form 8-K filed on July 13, 2009;

•	Current Report on Form 8-K filed on August 19, 2009; and

•	Current Report on Form 8-K filed on August 20, 2009.
Copies of these filings are available free of charge upon written or oral request to Emisphere Technologies, Inc., 240 Cedar Knolls Road, Suite 200 Cedar Knolls, NJ 07927, (973) 532-8001.
Any statement made in this prospectus supplement and the accompanying prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus supplement and the accompanying prospectus at no cost by writing to or telephoning us at the address and telephone number given above. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document. You may also request information through our website at www.emisphere.com. The reference to our website does not constitute incorporation by reference of the information contained at the site and you should not consider it part of this prospectus.
This prospectus is part of a registration statement we have filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these shares of common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

Prospectus
7,000,000 shares
Common Stock
Warrants

     Emisphere Technologies, Inc. may offer shares of common stock, $.01 par value per share (“Common Stock”) or warrants to purchase shares of Common Stock from time to time in one or more offerings. The specific terms and number of shares of Common Stock or warrants so offered will be fully described in supplements to this prospectus. Please read any prospectus supplements and this prospectus carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

     Our Common Stock is traded on the Nasdaq Global Market under the symbol “EMIS.” On September 13, 2007, the last reported sale price for our Common Stock on the Nasdaq Global Market was $4.28 per share.

     Investing in our securities involves significant risks. See “Risk Factors” on page 3. We may include specific risk factors in an applicable prospectus supplement under the heading “Risk Factors”. You should review that section of the prospectus supplement for a discussion of matters that investors in our securities should consider.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers. See “Plan of Distribution.” If any underwriters are involved in the sale of any securities in respect of which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The net proceeds we expect to receive from such sale also will be set forth in a prospectus supplement.
The date of this Prospectus is October 1, 2007.

     You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.
     Unless the context otherwise requires, the terms “we,” “our,” “us,” “the Company” and “Emisphere” refer to Emisphere Technologies, Inc.

ABOUT THIS PROSPECTUS
     This prospectus is part of a Registration Statement on Form S-3 that we filed with the United States Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf process, we may, over the next two years, offer Common Stock or warrants described in this prospectus in one or more offerings, up to a total amount of 7,000,000 shares, either as Common Stock or as warrants to purchase shares of Common stock, in any combination thereof. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Additionally, in the event there is a material change to information contained in this prospectus, we will file a post-effective amendment setting forth an explanation of such change. You should read this prospectus, any post-effective amendment, and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.”
     In this prospectus, “Emisphere,” “we,” “us” and “our” refer to Emisphere Technologies, Inc.

PROSPECTUS SUMMARY
     You should read the following summary together with the more detailed information, including the consolidated financial statements and the notes to the consolidated financial statements and other information, included, or incorporated by reference, in this prospectus.
OUR COMPANY
Overview
     Emisphere Technologies, Inc. is a biopharmaceutical company that focuses on a unique delivery of therapeutic molecules and pharmaceutical compounds using its eligen® technology. These molecules and compounds could be currently available or are in pre-clinical or clinical development. Such molecules or compounds usually cannot be delivered by the oral route of administration or the benefits of these compounds or the benefits of these compounds are limited due to poor bioavailability, slow on-set of action or variable absorption. The eligen® technology can be applied to the oral route of administration as well other delivery pathways, such as buccal, per rectum, pulmonary, intra-vaginal or transdermal. We believe that our drug delivery technology may lead to greater patient convenience and compliance, and in some cases, improved therapies. As of August 31, 2007, we have 95 granted patents and 74 applications pending in the United States, and patents and patent applications covering product candidates in the anticipated markets for such products.
     We have product candidates in development across a broad range of therapeutic areas, including cardiovascular disease, osteoarthritis, osteoporosis, growth disorders, diabetes, asthma/allergies, obesity, infectious diseases and oncology. Also, we have partnerships with world-leading pharmaceutical companies. To date, we have devoted substantially all of our efforts and resources to research and development and have not generated sales of any of our products.
     Certain Recent Developments
     We anticipate that our existing capital resources will enable us to continue operations through approximately December 2007, or earlier if unforeseen events or circumstances arise that negatively affect our liquidity. If we fail to raise additional capital or obtain substantial cash inflows from existing partners prior to December 2007, we will be forced to cease operations. We are in discussions with investment bankers and others concerning our financing options.
     We have limited capital resources and operations to date have been funded with the proceeds from collaborative research agreements, public and private equity and debt financings and income earned on investments. These conditions raise substantial doubt about our ability to continue as a going concern. The audit report prepared by our independent registered public accounting firm relating to our consolidated financial statements for the year ended December 31, 2006 includes an explanatory paragraph expressing the substantial doubt about our ability to continue as a going concern.
     Since our inception in 1986, we have generated significant losses from operations, and we anticipate that we will continue to generate significant losses from operations for the foreseeable future. As of June 30, 2007, we had approximately $8.9 million in cash and investments, approximately $1.3 million in working capital, a stockholders’ deficit of approximately $20 million and an accumulated deficit of $408 million.

RISK FACTORS
     You should carefully consider the following risk factors, as well as the other information contained in this prospectus or any supplemental prospectus hereto or incorporated by reference in this prospectus, before purchasing any of our Common Stock.
     If we fail to raise additional capital or receive substantial cash inflows from our partners by December of 2007 we will be forced to cease operations.
     As of June 30, 2007, we had approximately $8.9 million in cash and investments, approximately $1.3 million in working capital, a stockholders’ deficit of approximately $20 million and an accumulated deficit of $408 million. On August 22, 2007, we completed the sale of 2 million shares of common stock and warrants to purchase 0.4 million shares of common stock resulting in a net cash inflow of approximately $7.1 million. We anticipate that we will continue to generate significant losses from operations for the foreseeable future, and that our business will require substantial additional investment that we have not yet secured. These conditions raise substantial doubt about our ability to continue as a going concern. The audit report prepared by our independent registered public accounting firm related to our consolidated financial statements for the year ended December 31, 2006 includes an explanatory paragraph expressing the substantial doubt about our ability to continue as a going concern.
     We anticipate that our existing capital resources will enable us to continue operations through approximately December 2007, or earlier if unforeseen events or circumstances arise that negatively affect our liquidity. If we fail to raise additional capital or obtain substantial cash inflows from existing partners prior to December 2007, we will be forced to cease operations. We are in discussions with investment bankers and others concerning our financing options.
     While our plan is to raise capital when needed and/or pursue product partnering opportunities, we cannot be sure how much we will need to spend in order to develop, market and manufacture new products and technologies in the future. We expect to continue to spend substantial amounts on research and development, including amounts spent on conducting clinical trials for our product candidates. Further, we will not have sufficient resources to develop fully any new products or technologies unless we are able to raise substantial additional financing on acceptable terms or secure funds from new or existing partners. We cannot assure you that financing will be available on favorable terms or at all. If additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities would result in dilution to our existing stockholders. Our failure to raise capital when needed would adversely affect our business, financial condition and results of operations, and could force us to reduce or discontinue our operations.
     We may not be able to meet the covenants detailed in the Convertible Notes with MHR Institutional Partners IIA LP, which could result in an increase in the interest rate on the Convertible Notes and/or accelerated maturity of the Convertible Notes, which we would not be able to satisfy.
     On September 26, 2005, we executed a Senior Secured Loan Agreement (the “Loan Agreement”) with MHR Institutional Partners IIA LP (together with its affiliates, “MHR”). The Loan Agreement, as amended, provided for a seven year, $15 million secured loan from MHR to us at an interest rate of 11% (the “Loan”). Under the Loan Agreement, MHR requested, and on May 16, 2006, we effected the exchange of the Loan for 11% senior secured convertible notes (the “Convertible Notes”) with substantially the same terms as the Loan Agreement, except that the Convertible Notes are convertible, at the sole discretion of MHR or any assignee thereof, into shares of our common stock at a price per share of $3.78. Interest will be payable in the form of additional Convertible Notes rather than in cash and we have the right to call the Convertible Notes after September 26, 2010 if certain conditions are satisfied. The Convertible Notes are secured by a first priority lean in favor of MHR on substantially all of our assets.
     The Convertible Notes provide for certain events of default including failure to perfect liens in favor of MHR created by the transaction, failure to observe any covenant or agreement, failure to maintain the listing and trading of our common stock, sale of a substantial portion of our assets, or merger with another entity without prior consent of MHR, or any governmental action renders us unable to honor or perform our obligations under the Convertible Notes or results in a material adverse effect on our operations among other things. If an event of default occurs, the Convertible Notes provide for the immediate repayment of the Convertible Notes and certain additional amounts described above, at the election of the holders of the Convertible Notes. At such time, we may not be able to make the required payment, and if we are unable to pay the amount due under the Convertible Notes, the resulting default would enable MHR to foreclose on substantially all of our assets. Any of the foregoing events would have a material adverse effect on our business and on the value of our stockholders’ investments in our common stock. We currently have a waiver from MHR, through August 10, 2008, for failure to perfect liens on certain intellectual property rights.
     We may not be able to make the payments we owe to Novartis.
     On December 1, 2004 we issued a $10 million convertible note (the “Novartis Note”) to Novartis in connection with a research collaboration option relating to the development of PTH 1-34. The Novartis Note, as amended, bears interest at a rate of 3% prior to December 1, 2006, 5% from December 1, 2006 through December 1, 2008, and 7% from that point until maturity on December 1, 2009. We have the option to pay interest in cash on a current basis or accrue the periodic interest as an addition to the principal amount of the Novartis Note. In the event that interest accrues on the Novartis Note, the accretion to principal will cause future interest payments to rise. We may convert the Novartis Note at any time prior to maturity into a number of shares of our common stock equal to the principal and accrued and unpaid interest to be converted divided by the then market price of our common stock, provided certain conditions are met, including that the number of shares issued to Novartis, when issued, does not exceed 19.9% of the total shares of Company common stock outstanding, that at the time of such conversion no event of default under the Note has occurred and is continuing, and that there is either an effective shelf registration statement in effect covering the resale of the shares issued in connection with such conversion or the shares may be resold by Novartis pursuant to Rule 144(k) under the Securities Act of 1933 (the “Securities Act”). These conditions may not be met and we may be unable to convert the Novartis Note, in which case we would be required to continue to make interest payments (and the rates of such interest payments will increase over time) and repay the notes when due in 2009.
     Under the Novartis Note, an event of default would include failure to timely cure a default in the payment of any other indebtness in excess of a certain material threshold, or there occurs an acceleration of indebtness in excess of that threshold, becoming entitled to terminate the registration of our securities or the filing of reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) delisting of our common stock from NASDAQ, a change of control (including by, among other things, a change in the composition of a majority of our board other than as approved by the board in any one-year period, a merger which results in our stockholders holding shares that represent less than a majority of the voting power of the merged entity and any other acquisition by a third party of shares that represent a majority of the voting power of the company), sale of substantially all of our assets, or our inability to honor or perform our obligations under the new research collaboration option relating to the development of PTH 1-34, among other things Upon the occurrence of any such event of default prior to conversion, any unpaid principal and accrued interest on the Novartis Note would become immediately due and payable. At such time, we may not be able to make the required payment, and if we are unable to pay the amount due under the Novartis Note, the resulting default would have a material adverse effect on our business and on the value of our stockholders’ investments in our common stock. Further, if the Novartis Note has been converted into our common stock, Novartis would have the right to require us to repurchase the shares of common stock within six months after an event of default under the Novartis Note, for an aggregate purchase price equal to the principal and interest that was converted, plus interest from the date of conversion, as if no conversion had occurred. If we are unable to make the repurchase, the resulting default would have a material adverse effect on our business and on the value of our stockholders’ investments in our common stock.
     We are highly dependent on the clinical success of our product candidates.
     Our pipeline includes product candidates across all phases of clinical development. To date, we have two products in Phase III testing in collaboration with Novartis Pharma AG and its development partner, Nordic Bioscience. Both products are based on the compound, Salmon Calcitonin; one for the prevention of osteoporosis and the other for the treatment of osteoarthritis. The osteoarthritis product has the potential to be the first disease-modifying drug that halts the progression of the illness rather than treating symptoms. The osteoarthritis program was initiated in May 2007, with the osteoporosis program initiated in February 2007. Both products use our eligen® technology to provide salmon calcitonin for the first time as a convenient oral medication.
     We have three products in Phase II. The clinical program on the development of recombinant human growth hormone (“rhGH”) continues in collaboration with Novartis Pharma AG. We also are continuing the development of oral heparin. Discussions with the United States Food and Drug Administration (“FDA”) have established a pathway for the program to proceed into Phase III testing for the use of oral heparin in the prevention of deep-vein thrombosis following elective hip replacement. Currently, we are in discussion with potential partners to complete the development of oral heparin in a collaborative arrangement. Two chronic toxicology studies have been initiated. We have also resumed a clear path on the clinical development or oral insulin. An insulin/glucose clamp study with a new formulation is being planned over a three month period starting January 2008, which will provide further data and information on appropriate dosage levels. A collaborative partnership will then be investigated to complete development and determine next steps in the commercialization of this compound.
     We have five products in Phase I. An Investigational New Drug Application (“IND”) was filed by Genta Incorporated on gallium nitrate on July 31, 2007. A Phase I program continues on an improved oral formulation of the antiviral compound acyclovir with a pharmaceutical company outside of the United States. A food-intake study for both GLP-1 and PYY will be undertaken later this year at University Hospital, Switzerland. A program involving parathyroid hormone continues on a progressive clinical development path in collaboration with Novartis Pharma AG.
     We cannot assure you that our product development efforts or that future clinical trials will meet targeted endpoints or have positive outcomes.
     We are highly dependent upon collaborative partners to develop and commercialize compounds using our delivery agents.
     A key part of our strategy is to form collaborations with pharmaceutical companies that will assist us in developing, testing, obtaining government approval for and commercializing oral forms of therapeutic macromolecules using the eligen® technology. We have a collaborative agreement for candidates in clinical development with Novartis.
     We negotiate specific ownership rights with respect to the intellectual property developed as a result of the collaboration with each partner. While ownership rights vary from program to program, in general we retain ownership rights to developments relating to our carrier and the collaborator retains rights related to the drug product developed.
     Despite our existing agreements, we cannot assure you that:
•	we will be able to enter into additional collaborative arrangements to develop products utilizing our drug delivery technology;

•	any existing or future collaborative arrangements will be sustainable or successful;

•	the product candidates in collaborative arrangements will be further developed by partners in a timely fashion;

•	any collaborative partner will not infringe upon our intellectual property position in violation of the terms of the collaboration contract; or

•	milestones in collaborative agreements will be met and milestone payments will be received.
     If we are unable to obtain development assistance and funds from other pharmaceutical companies to fund a portion of our product development costs and to commercialize our product candidates, we may be unable to issue equity upon favorable terms to allow us to raise sufficient capital to fund clinical development of our product candidates. Lack of funding would cause us to delay, scale back or curtail clinical development of one or more of our projects. The determination of the specific project to curtail would depend upon the relative future economic value to us of each program.
     Our collaborative partners control the clinical development of the drug candidates and may terminate their efforts at will.
     Novartis controls the clinical development of oral salmon calcitonin and oral rhGH. Novartis also has an option to control the development of oral PTH. Genta controls the clinical development of Oral Gallium. Although we influence the clinical program through participation on a Steering Committee for each product, Novartis and Genta control the decision-making for the design and timing of their respective clinical studies.
     Moreover, the agreements with Novartis and Genta provide that they may terminate their programs at will for any reason and without any financial penalty or requirement to fund any further clinical studies. We cannot assure you that Novartis and Genta will continue to advance the clinical development of the drug candidates subject to collaboration.
     Our collaborative partners are free to develop competing products.
     Aside from provisions preventing the unauthorized use of our intellectual property by our collaborative partners, there is nothing in our collaborative agreements that prevent our partners from developing competing products. If one of our partners were to develop a competing product, our collaboration could be substantially jeopardized.
     Our product candidates are in various stages of development, and we cannot be certain that any will be suitable for commercial purposes.
     To be profitable, we must successfully research, develop, obtain regulatory approval for, manufacture, introduce, market and distribute our products under development, or secure a partner to provide financial and other assistance with these steps. The time necessary to achieve these goals for any individual product is long and uncertain. Before we or a potential partner can sell any of our products under development, we must demonstrate through preclinical (animal) studies and clinical (human) trials that each product is safe and effective for human use for each targeted indication. We have never successfully commercialized a drug candidate and we cannot be certain that we or our current or future partners will be able to begin, or continue, planned clinical trials for our product candidates, or if we are able, that the product candidates will prove to be safe and will produce their intended effects.
     Even if safe and effective, the size of the solid dosage form, taste and frequency of dosage may impede their acceptance by patients.
     A number of companies in the drug delivery, biotechnology and pharmaceutical industries have suffered significant setbacks in clinical trials, even after showing promising results in earlier studies or trials. We cannot assure you that favorable results in any preclinical study or early clinical trial will mean that favorable results will ultimately be obtained in future clinical trials. Nor can we assure you that results of limited animal and human studies are indicative of results that would be achieved in future animal studies or human clinical studies, all or some of which will be required in order to have our product candidates obtain regulatory approval. Similarly, we cannot assure you that any of our product candidates will be approved by the FDA.
     Our future business success depends heavily upon regulatory approvals, which can be difficult to obtain for a variety of reasons, including cost.
     Our preclinical studies and clinical trials, as well as the manufacturing and marketing of our product candidates, are subject to extensive, costly and rigorous regulation by various governmental authorities in the United States and other countries. The process of obtaining required approvals from the FDA and other regulatory authorities often takes many years, is expensive and can vary significantly based on the type, complexity and novelty of the product candidates. We cannot assure you that we, either independently or in collaboration with others, will meet the applicable regulatory criteria in order to receive the required approvals for manufacturing and marketing. Delays in obtaining United States or foreign approvals for our self-developed projects could result in substantial additional costs to us, and, therefore, could adversely affect our ability to compete with other companies. Additionally, delays in obtaining regulatory approvals encountered by others with whom we collaborate also could adversely affect our business and prospects. Even if regulatory approval of a product is obtained, the approval may place limitations on the intended uses of the product, and may restrict the way in which we or our partner may market the product.
     The regulatory approval process presents several risks to us:
•	In general, preclinical tests and clinical trials can take many years, and require the expenditure of substantial resources. The data obtained from these tests and trials can be susceptible to varying interpretation that could delay, limit or prevent regulatory approval.

•	Delays or rejections may be encountered during any stage of the regulatory process based upon the failure of the clinical or other data to demonstrate compliance with, or upon the failure of the product to meet, a regulatory agency’s requirements for safety, efficacy and quality or, in the case of a product seeking an orphan drug indication, because another designee received approval first.

•	Requirements for approval may become more stringent due to changes in regulatory agency policy, or the adoption of new regulations or guidelines.

•	New guidelines can have an effect on the regulatory decisions made in previous years.

•	The scope of any regulatory approval, when obtained, may significantly limit the indicated uses for which a product may be marketed and may impose significant limitations in the nature of warnings, precautions and contraindications that could materially affect the profitability of the drug.

•	Approved drugs, as well as their manufacturers, are subject to continuing and on-going review, and discovery of problems with these products or the failure to adhere to manufacturing or quality control requirements may result in restrictions on their manufacture, sale or use or in their withdrawal from the market.

•	Regulatory authorities and agencies may promulgate additional regulations restricting the sale of our existing and proposed products.

•	Once a product receives marketing approval, the FDA may not permit us to market that product for broader or different applications, or may not grant us clearance with respect to separate product applications that represent extensions of our basic technology. In addition, the FDA may withdraw or modify existing clearances in a significant manner or promulgate additional regulations restricting the sale of our present or proposed products.
     Additionally, we face the risk that our competitors may gain FDA approval for a product before us. Having a competitor reach the market before us would impede the future commercial success for our competing product because we believe that the FDA uses heightened standards of approval for products once approval has been granted to a competing product in a particular product area. We believe that this standard generally limits new approvals to only those products that meet or exceed the standards set by the previously approved product.
     Our business will suffer if we cannot adequately protect our patent and proprietary rights.
     Although we have patents for some of our product candidates and have applied for additional patents, there can be no assurance that patents applied for will be granted, that patents granted to or acquired by us now or in the future will be valid and enforceable and provide us with meaningful protection from competition or that we will possess the financial resources necessary to enforce any of our patents. Also, we cannot be certain that any products that we (or a licensee) develop will not infringe upon any patent or other intellectual property right of a third party.

     We also rely upon trade secrets, know-how and continuing technological advances to develop and maintain our competitive position. We maintain a policy of requiring employees, scientific advisors, consultants and collaborators to execute confidentiality and invention assignment agreements upon commencement of a relationship with us. We cannot assure you that these agreements will provide meaningful protection for our trade secrets in the event of unauthorized use or disclosure of such information.
     Part of our strategy involves collaborative arrangements with other pharmaceutical companies for the development of new formulations of drugs developed by others and, ultimately, the receipt of royalties on sales of the new formulations of those drugs. These drugs are generally the property of the pharmaceutical companies and may be the subject of patents or patent applications and other rights of protection owned by the pharmaceutical companies. To the extent those patents or other forms of rights expire, become invalid or otherwise ineffective, or to the extent those drugs are covered by patents or other forms of protection owned by third parties, sales of those drugs by the collaborating pharmaceutical company may be restricted, limited, enjoined, or may cease. Accordingly, the potential for royalty revenues to us may be adversely affected.
     We may be at risk of having to obtain a license from third parties making proprietary improvements to our technology.
     There is a possibility that third parties may make improvements or innovations to our technology in a more expeditious manner than we do. Although we are not aware of any such circumstance related to our product portfolio, should such circumstances arise, we may need to obtain a license from such third party to obtain the benefit of the improvement or innovation. Royalties payable under such a license would reduce our share of total revenue. Such a license may not be available to us at all or on commercially reasonable terms. Although we currently do not know of any circumstances related to our product portfolio which would lead us to believe that a third party has developed any improvements or innovation with respect to our technology, we cannot assure you that such circumstances will not arise in the future. We cannot reasonably determine the cost to us of the effect of being unable to obtain any such license.
     We are dependent on third parties to manufacture and, in some cases, test our products.
     We have a facility to manufacture a limited quantity of clinical supplies containing EMISPHERE® delivery agents. Currently, we have no manufacturing facilities for production of any therapeutic compounds under consideration as products. We have no facilities for clinical testing. The success of our self-developed programs is dependent upon securing manufacturing capabilities and contracting with clinical service providers.
     The availability of manufacturers is limited by both the capacity of such manufacturers and their regulatory compliance. Among the conditions for FDA approval is the requirement that the prospective manufacturer’s quality control and manufacturing procedures continually conform with the FDA’s current GMP (GMP are regulations established by the FDA that govern the manufacture, processing, packing, storage and testing of drugs intended for human use). In complying with GMP, manufacturers must devote extensive time, money and effort in the area of production and quality control and quality assurance to maintain full technical compliance. Manufacturing facilities and company records are subject to periodic inspections by the FDA to ensure compliance. If a manufacturing facility is not in substantial compliance with these requirements, regulatory enforcement action may be taken by the FDA, which may include seeking an injunction against shipment of products from the facility and recall of products previously shipped from the facility. Such actions could severely delay our ability to obtain product from that particular source.
     The success of our clinical trials and our partnerships is dependent on the proposed or current partner’s capacity and ability to adequately manufacture drug products to meet the proposed demand of each respective market. Any significant delay in obtaining a supply source (which could result from, for example, an FDA determination that such manufacturer does not comply with current GMP) could harm our potential for success. Additionally, if a current manufacturer were to lose its ability to meet our supply demands during a clinical trial, the trial may be delayed or may even need to be abandoned.

     We may face product liability claims related to participation in clinical trials or future products.
     We have product liability insurance with a policy limit of $3 million per occurrence and in the aggregate. The testing, manufacture and marketing of products for humans utilizing our drug delivery technology may expose us to potential product liability and other claims. These may be claims directly by consumers or by pharmaceutical companies or others selling our future products. We seek to structure development programs with pharmaceutical companies that would complete the development, manufacturing and marketing of the finished product in a manner that would protect us from such liability, but the indemnity undertakings for product liability claims that we secure from the pharmaceutical companies may prove to be insufficient.
     We are subject to environmental, health and safety laws and regulations for which we incur costs to comply.
     We use some hazardous materials in our research and development activities and are subject to environmental, health and safety laws and regulations governing the use of such materials. For example, our operations involve the controlled use of chemicals, biologicals and radioactive materials and we bear the costs of complying with the various regulations governing the use of such materials. Costs of compliance have not been material to date. While we believe we are currently in compliance with the federal, state and local laws governing the use of such materials, we cannot be certain that accidental injury or contamination will not occur. Should we be held liable or face regulatory actions regarding an accident involving personal injury or an environmental release, we potentially could incur costs in excess of our resources or insurance coverage, although, to date, we have not had to deal with any such actions. During each of 2004, 2005 and 2006, we incurred costs of approximately $200 thousand in our compliance with environmental, health and safety laws and regulations.
     We face rapid technological change and intense competition.
     Our success depends, in part, upon maintaining a competitive position in the development of products and technologies in an evolving field in which developments are expected to continue at a rapid pace. We compete with other drug delivery, biotechnology and pharmaceutical companies, research organizations, individual scientists and non-profit organizations engaged in the development of alternative drug delivery technologies or new drug research and testing, as well as with entities developing new drugs that may be orally active. Many of these competitors have greater research and development capabilities, experience, and marketing, financial and managerial resources than we have, and, therefore, represent significant competition.
     Our products, when developed and marketed, may compete with existing parenteral or other versions of the same drug, some of which are well established in the marketplace and manufactured by formidable competitors, as well as other existing drugs. For example, our oral heparin product candidate, if successful, would compete with intravenous heparin, injectable low molecular weight heparin and oral warfarin, as well as the recently approved injectable pentasaccharide product. These products are marketed throughout the world by leading pharmaceutical companies such as Aventis Pharma SA, Pfizer, Inc. and Bristol Myers Squibb Company. Similarly, our salmon calcitonin product candidate, if developed and marketed, would compete with a wide array of existing osteoporosis therapies, including a nasal dosage form of salmon calcitonin, estrogen replacement therapy, selective estrogen receptor modulators, bisphosphonates and other compounds in development.
     Our competitors may succeed in developing competing technologies or obtaining government approval for products before we do. Developments by others may render our product candidates, or the therapeutic macromolecules used in combination with our product candidates, noncompetitive or obsolete. At least one competitor has notified the FDA that it is developing a competing formulation of salmon calcitonin. We cannot assure you that, if our products are marketed, they will be preferred to existing drugs or that they will be preferred to or available before other products in development.
     If a competitor announces a successful clinical study involving a product that may be competitive with one of our product candidates or an approval by a regulatory agency of the marketing of a competitive product, such announcement may have a material adverse effect on our operations or future prospects resulting from reduced sales of future products that we may wish to bring to market or from an adverse impact on the price of our common stock or our ability to obtain regulatory approval for our product candidates.
     We are dependent on our key personnel and if we cannot recruit and retain leaders in our research, development, manufacturing, and commercial organizations, our business will be harmed.
     We are highly dependent on our executive officers. On April 6, 2007, the Board of Directors appointed Michael V. Novinski to the position of President and Chief Executive Officer. On August 29, 2007, we hired Michael R. Garone as our Chief Financial Officer. The loss of any of our officers could have an adverse effect, given their specific knowledge related to our proprietary technology and personal relationships with our pharmaceutical company partners. If we are not able to retain our executive officers, our business may suffer. We do not maintain “key-man” life insurance policies for any of our executive officers
     There is intense competition in the biotechnology industry for qualified scientists and managerial personnel in the development, manufacture, and commercialization of drugs. We may not be able to continue to attract and retain the qualified personnel necessary for developing our business. Additionally, because of the knowledge and experience of our scientific personnel and their specific knowledge with respect to our drug carriers, the continued development of our product candidates could be adversely affected by the loss of any significant number of such personnel.
     Provisions of our corporate charter documents, Delaware law and our stockholder rights plan may dissuade potential acquirors, prevent the replacement or removal of our current management and may thereby affect the price of our common stock.
     Our Board of Directors has the authority to issue up to 1,000,000 shares of preferred stock and to determine the rights, preferences and privileges of those shares without any further vote or action by our stockholders. Of these 1,000,000 shares, 200,000 are currently designated Series A Junior Participating Cumulative Preferred Stock (“A Preferred Stock”) in connection with our stockholder rights plan, and the remaining 800,000 shares remain available for future issuance. Rights of holders of common stock may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future.
     We also have a stockholder rights plan, commonly referred to as a “poison pill,” in which Preferred Stock Purchase Rights (the “Rights”) have been granted at the rate of one one-hundredth of a share of A Preferred Stock at an exercise price of $80 for each share of our common stock. The Rights are not exercisable or transferable apart from the common stock, until the earlier of (i) ten days following a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 20% or more of our outstanding common stock or (ii) ten business days (or such later date, as defined) following the commencement of, or announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person, or group, of 20% or more of our outstanding common stock. If we enter into consolidation, merger, or other business combinations, as defined, each Right would entitle the holder upon exercise to receive, in lieu of shares of A Preferred Stock, a number of shares of common stock of the acquiring company having a value of two times the exercise price of the Right, as defined. By potentially diluting the ownership of the acquiring company, our rights plan may dissuade prospective acquirors of our company. MHR is specifically excluded from the provisions of the plan.
     The A Preferred Stockholders will be entitled to a preferential cumulative quarterly dividend of the greater of $1.00 per share or 100 times the per-share dividend declared on our stock and are also entitled to a liquidation preference, thereby hindering an acquiror’s ability to freely pay dividends or to liquidate the company following an acquisition. Each A Preferred Stock share will have 100 votes and will vote together with the common shares, effectively preventing an acquiror from removing existing management. The Rights contain anti-dilutive provisions and are redeemable at our option, subject to certain defined restrictions for $.01 per Right. The Rights expire on April 7, 2016.

     Provisions of our corporate charter documents, Delaware law and financing agreements may prevent the replacement or removal of our current management and members of our Board of Directors and may thereby affect the price of our common stock.
     In connection with the MHR financing transaction, and after approval by our Board of Directors, Dr. Mark H. Rachesky was appointed to the Board of Directors by MHR (the “MHR Nominee”) and Dr. Michael Weiser was appointed to the Board of Directors by both the majority of our Board of Directors and MHR (the “Mutual Director”), as contemplated by our recently amended by-laws that also require the consent of the MHR Nominee to increase the size of the Board. Our certificate of incorporation provides that the MHR Nominee and the Mutual Director may be removed only by the affirmative vote of at least 85% of the shares of common stock outstanding and entitled to vote at an election of directors. Our certificate of incorporation also provides that the MHR Nominee may be replaced only by an individual designated by MHR, unless the MHR Nominee has been removed for cause, in which case the MHR Nominee may be replaced only by an individual approved by both a majority of our Board of Directors and MHR. Furthermore, the amendments to the by-laws and the certificate of incorporation provide that the rights granted to MHR by these amendments may not be amended or repealed without the unanimous vote or unanimous written consent of the Board of Directors or the affirmative vote of the holders of at least 85% of the shares of Common Stock outstanding and entitled to vote at the election of directors. The amendments to the by-laws and the certificate of incorporation will remain in effect as long as MHR holds at least 2% of the shares of fully diluted Common Stock. The amendments to the by-laws and the certificate of incorporation will have the effect of making it more difficult for a third party to gain control of our Board of Directors.
     Additional provisions of our certificate of incorporation and by-laws could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting common stock. These include provisions that classify our Board of Directors, limit the ability of stockholders to take action by written consent, call special meetings, remove a director for cause, amend the by-laws or approve a merger with another company.
     We are subject to the provisions of Section 203 of the Delaware General Corporation Law which prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, either alone or together with affiliates and associates, owns (or within the past three years, did own) 15% or more of the corporation’s voting stock.
     Our stock price has been and may continue to be volatile.
     The trading price for our common stock has been and is likely to continue to be highly volatile. The market prices for securities of drug delivery, biotechnology and pharmaceutical companies have historically been highly volatile. Factors that could adversely affect our stock price include:
•	fluctuations in our operating results;

•	announcements of partnerships or technological collaborations;

•	innovations or new products by us or our competitors;

•	governmental regulation;

•	developments in patent or other proprietary rights;

•	public concern as to the safety of drugs developed by us or others;

•	the results of preclinical testing and clinical studies or trials by us, our partners or our competitors;

•	litigation;

•	general stock market and economic conditions;

•	number of shares available for trading (float); and

•	inclusion in or dropping from stock indexes.

     As of September13, 2007, our 52-week high and low closing market price for our common stock was $10.50 and $2.82, respectively.
     Future sales of common stock or warrants, or the prospect of future sales, may depress our stock price.
     Sales of a substantial number of shares of common stock or warrants, or the perception that sales could occur, could adversely affect the market price of our common stock. As of June 30, 2007, there were outstanding options to purchase up to 3,550,049 shares of our common stock that are currently exercisable, and additional outstanding options to purchase up to 1,540,158 shares of common stock that are exercisable over the next several years. As of June 30, 2007, the Novartis Note is convertible into 2,607,459 shares of common stock and the MHR Convertible Notes are convertible into approximately 4,550,330 shares of our common stock. As of June 30, 2007, there were outstanding warrants to purchase 2,567,211 shares of our common stock. In connection with the sale of our stock on August 22, 2007, warrants to purchase 400,000 shares of our common stock were issued. The sale of stock resulted in an adjustment to the previously outstanding warrants, resulting in an additional 4,837 shares being available under the warrants. The holders of these options have an opportunity to profit from a rise in the market price of our common stock with a resulting dilution in the interests of the other. The existence of these securities may adversely affect the terms on which we may be able to obtain additional financing.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus and any accompanying prospectus supplement (including any document incorporated by reference herein or therein) include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, that are subject to the “safe harbor” created by those sections. This forward-looking information is subject to risks and uncertainties including the factors listed under “Risk Factors,” as well as elsewhere in this prospectus and any accompanying prospectus supplement. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and may be inaccurate. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under “Risk Factors.” These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include:
•	risks associated with our existing indebtedness;

•	inability to raise future capital may cause us to cease operations;

•	our ability to attract and retain key managerial and technical personnel;

•	reliance on foreign sales and high customer concentration;

•	dependence on collaborative partners;

•	costs associated with complying with the Sarbanes-Oxley Act of 2002;

•	our dependence on the clinical success of certain product candidates;

•	protecting our intellectual property rights and the uncertainties of litigation;

•	other risks and uncertainties, including those set forth or incorporated in this prospectus and those detailed from time to time in our filings with the SEC.
     You should read this prospectus and any accompanying prospectus supplement and the documents incorporated by reference herein and therein completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made or incorporated by reference in this prospectus and in any accompanying prospectus supplement are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this prospectus, or the related prospectus supplement, as applicable, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events or changes in future operating results over time.

THE SECURITIES WE MAY OFFER
     We may offer shares of Common Stock and/or warrants to purchase shares of Common Stock, in any combination thereof totaling 7,000,000 shares of Common Stock, from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities.
     The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement shall fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.
     This Prospectus May Not Be Used to Consummate a Sale of Securities Unless It Is Accompanied by a Prospectus Supplement.
     We may sell the securities directly to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through agents or underwriters, we will include in the applicable prospectus supplement:
•	the names of those agents or underwriters;

•	applicable fees, discounts and commissions to be paid to them; and

•	the net proceeds to us.
     Common Stock. We may issue shares of our Common Stock from time to time. Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Subject to any preferences of outstanding shares of preferred stock, holders of common stock are entitled to dividends when and if declared by our board of directors.
     Warrants. We may issue warrants for the purchase of Common Stock. We may issue warrants independently or together with Common Stock, and the warrants may be attached to or separate from these securities. In this prospectus, we have summarized certain general features of the warrants. We urge you, however, to read the prospectus supplements related to the series of warrants being offered, as well as the warrant agreements that contain the terms of the warrants. We will file forms of any warrants being offered through a prospectus supplement.
     We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We may enter into the warrant agreements with a warrant agent. Any warrant agent will be a bank that we select that has its principal office in the United States and a combined capital and surplus of at least $50 million. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.
USE OF PROCEEDS
     We currently intend to use the net proceeds from the sale of shares of common stock and/or warrants offered by this prospectus for general corporate purposes, including further development of our lead clinical programs, capital expenditures and to meet working capital needs. We will use a prospectus supplement in connection with the sale of shares of common stock and/or warrants offered by this prospectus to further specify how we intend to use any proceeds generated by such sale.

DESCRIPTION OF CAPITAL STOCK
     Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share, of which 200,000 shares have been designated Series A Junior Participating Cumulative Preferred Stock. As of August 31, 2007, there were 30,334,008 shares of common stock outstanding and no shares of preferred stock outstanding.
Common Stock
     Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, and do not have cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds, and subject to any preferential dividend rights of any then outstanding preferred stock. Upon our liquidation, dissolution or winding-up, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to any liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of common stock are, and the shares offered by us in this offering will be when issued and paid for, fully paid and non-assessable.
Warrants
     Warrants to purchase shares of our common stock have been issued in conjunction with various financing transactions. The following table summarizes warrants outstanding as of August 31, 2007:

	Number of shares
	of common stock
	issuable upon
	exercise of the		Exercise price
Related Transaction	warrants (1)	Exercise period	(1) (2)
Elan note repayment	600,000	9/30/05 – 9/30/10	$3.760
March 2005 Offering- Non MHR	967,464	3/31/05 – 3/31/10	$3.980
March 2005 Offering- MHR	387,374	3/31/05 – 3/31/10	$3.760
Warrants issued to MHR	617,211	4/10/06 – 9/26/11	$3.760
August 2007 Offering	400,000	2/22/08 – 8/21/12	$3.948

(1)	The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, and combinations of our common stock.

(2)	The exercise price of the warrants is subject to adjustment upon the occurrence of certain events, including the issuance by Emisphere of common stock or common stock equivalents that have an effective price that is less than the exercise price of the warrants.
     Before exercising their warrants, holders of warrants do not have any of the rights of holders of the securities purchasable upon such exercise, including, any right to receive dividends or payments upon our liquidation, dissolution or winding up or to exercise voting rights. The shares of common stock issuable upon exercise of the warrants will be, when issued in accordance with the warrants, duly and validly authorized, issued and fully paid and non-assessable. At all times that the warrants are outstanding, we will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding warrants. The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. However, no prospectus supplement shall fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement that includes this prospectus or as an exhibit to a current report on Form 8-K.
General
     We will describe in the applicable prospectus supplement the terms of the series of warrants, including:
•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the related common stock will be separately transferable;

•	the number of shares of common stock purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or amount of common stock issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreements and warrants may be modified;

•	federal income tax consequences of holding or exercising the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.
     Before exercising their warrants, holders of warrants will not have any of the rights of holders of the common stock purchasable upon such exercise, including the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.
Exercise of Warrants
     Each warrant will entitle the holder to purchase the amount of common stock that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. New York time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.
     Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to us (or the warrant agent, if applicable) in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to us (or the warrant agent, if applicable).
     Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the common stock purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.
Governing Law
     The warrants and warrant agreements will be governed by and construed in accordance with the laws of the State of New York.
Enforceability of Rights by Holders of Warrants
     Each warrant agent, if any, will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the Common Stock purchasable upon exercise of, its warrants.
Preferred Stock
     Our board of directors has the authority, subject to certain restrictions, without further stockholder approval, to issue, at any time and from time to time, shares of preferred stock in one or more series. Each such series shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights, to the full extent now or hereafter permitted by the laws of the State of Delaware.
     The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Such rights may include voting and conversion rights which could adversely affect the holders of the common stock. Satisfaction of any dividend preferences of outstanding preferred stock would reduce the amount of funds available, if any, for the payment of dividends on common stock. Holders of preferred stock would typically be entitled to receive a preference payment.
Stockholder Rights Plan
     Our board of directors has adopted a stockholder rights plan. The stockholder rights plan was adopted to give the board of directors increased power to negotiate in our best interests and to discourage appropriation of control of our Company at a price that is unfair to our stockholders. The stockholder rights plan is not applicable to MHR. It is not intended to prevent fair offers for acquisition of control determined by our board of directors to be in our best interests and the best interests of our Company’s stockholders, nor is it intended to prevent a person or group from obtaining representation on or control of our board of directors through a proxy contest, or to relieve our board of directors of its fiduciary duty concerning any proposal for our acquisition in good faith.
     The stockholder rights plan involves the distribution of one “right” as a dividend on each outstanding share of our common stock to all holders of record on April 7, 2006, and an ongoing distribution of one right with respect to each share of our common stock issued subsequently. Each right shall entitle the holder to purchase one one-hundredth of a share of Series A Junior Participating Cumulative Preferred Stock. The rights trade in tandem with the common stock until, and become exercisable upon, the occurrence of certain triggering events, and the exercise price is based on the estimated long-term value of our common stock. The exercise of these rights becomes economically attractive upon the triggering of certain “flip-in” or “flip-over” rights which work in conjunction with the stockholder rights plan’s basic provisions. The flip-in rights will permit the preferred stock’s holders to purchase shares of common stock at a discounted rate, resulting in substantial dilution of an acquirer’s voting and economic interests in our company. The flip-over element of the stockholder rights plan involves certain mergers or significant asset purchases, which trigger certain rights to purchase shares of the acquiring or surviving company at a discount. The stockholder rights plan contains a “permitted offer” exception which allows offers determined by our board of directors to be in our best interests and the best interests of our stockholders to take place free of the diluting effects of the stockholder rights plan’s mechanisms.
     Our board of directors retains the right, at all times prior to acquisition of 20% of our voting common stock by an acquirer, to discontinue the stockholder rights plan through the redemption of all rights, or to amend the stockholder rights plan in any respect.
Delaware Law and Certain By-Law Provisions
     Certain provisions of our by-laws are intended to strengthen our board of directors’ position in the event of a hostile takeover attempt. These by-law provisions have the following effects:
•	they provide that only persons who are nominated in accordance with the procedures set forth in the by-laws shall be eligible for election as directors, except as may be otherwise provided in the by-laws;

•	they provide that only business brought before the annual meeting by our board of directors or by a stockholder who complies with the procedures set forth in the by-laws may be transacted at an annual meeting of stockholders; and

•	they establish a procedure for our board of directors to fix the record date whenever stockholder action by written consent is undertaken.
Furthermore, our Company is subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation’s voting stock.
Transfer Agent and Registrar
     Our transfer agent and registrar is Mellon Investor Services, whose offices are located at 480 Washington Boulevard, Jersey City, New Jersey 07310, and its telephone number is (800) 522-6645.

PLAN OF DISTRIBUTION
     We may offer and sell shares of Common Stock:
•	through one or more underwriters or dealers in a public offering and sale by them,

•	directly to investors, or

•	through agents.
     We may sell shares of Common Stock from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time:
•	at market prices prevailing at the time of sale,

•	at prices related to such prevailing market prices, or

•	at negotiated prices.
     We will describe the method of distribution of the shares of Common Stock in the applicable prospectus supplement. In the event there is a material change to our plan of distribution for shares offered pursuant to this prospectus, we will file a post-effective amendment to this prospectus setting forth an explanation of such change.
     Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or purchasers of our Common Stock (as their agents in connection with the sale of shares of Common Stock). These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The applicable prospectus supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from us.
     Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers and agents.
     We may grant underwriters who participate in the distribution of shares of Common Stock an option to purchase additional shares of Common Stock to cover over-allotments, if any, in connection with the distribution.
     Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.
LEGAL MATTERS
     Certain legal matters with respect to the securities will be passed on by Brown Rudnick Berlack Israels LLP, Boston, Massachusetts.
EXPERTS
     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report (which includes an explanatory paragraph relating to our ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
     We file reports with the SEC on a regular basis that contain financial information and results of operations. You may read or copy any document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 or the Northeast Regional Office, 3 World Financial Center, Room 4300, New York, NY 10281. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. Our SEC filings are also available at the SEC’s website at www.sec.gov and at our website at www.emisphere.com. This website address is not an active link to the registration statement of which this prospectus is a part, and any documents, links or other materials of any kind contained or referred to on such website are not part of the registration statement of which this prospectus is a part.
INCORPORATION BY REFERENCE
     The SEC allows companies to “incorporate by reference” information filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings that we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and under our Commission File Number 1-10615.
1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Commission on March 6, 2007.

2.	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2007, filed with the Commission on May 7, 2007 and June 30, 2007, filed with the Commission on August 7, 2007.

3.	Our Current Reports on Form 8-K dated January 19, 2007, February 12, 2007, February 27, 2007 (2 reports), April 11, 2007, May 4, 2007, May 24, 2007, June 5, 2007, June 11, 2007, June 29, 2007, August 7, 2007, August 13, 2007, August 20, 2007, August 22, 2007, August 29, 2007 and September 14, 2007.
     You may request a copy of these filings, at no cost, by writing or telephoning our Secretary at our principal executive offices at the following address:
Emisphere Technologies, Inc.
765 Old Saw Mill River Road
Tarrytown, New York 10591
(914) 347-2220
     You may also request information through our website at www.emisphere.com. The reference to our website does not constitute incorporation by reference of the information contained at the site and you should not consider it part of this prospectus.
     This prospectus is part of a registration statement we have filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these shares of common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.